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EXHIBIT (a)(1)(A)

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

        OFFER TO PURCHASE FOR CASH
UP TO 4,545,455 SHARES
OF ITS COMMON STOCK, PAR VALUE $0.001 PER SHARE, AT $11.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME,
ON MARCH 19, 2004, UNLESS THE OFFER IS EXTENDED.

        National Medical Health Card Systems, Inc., a Delaware corporation, hereby offers to purchase shares of its common stock, $0.001 par value per share ("common stock"), at a price of $11.00 per share net to the seller in cash, without interest, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (the "Letter of Transmittal"). We refer to this Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements, as the "Offer." Unless otherwise provided, references to "we," "us" and "our" refer to National Medical Health Card Systems, Inc.

        We are offering to purchase a total of 4,545,455 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the Offer, including the proration provision. All shares of our common stock purchased by us in the Offer will be purchased for $11.00 per share in cash, without interest. All shares of our common stock not purchased pursuant to the Offer, including shares not purchased because of proration, will be returned at our expense to you or to other persons at your direction. We reserve the right, in our sole discretion, to purchase more than 4,545,455 shares of our common stock pursuant to the Offer. See Sections 1 and 14.

        The Offer is conditioned on there having been validly tendered and not withdrawn prior to the expiration of the offer at least 4,448,900 shares of our common stock. The Offer is also subject to other conditions, including that the preferred stock purchase agreement, as amended and restated on November 26, 2003 (the "purchase agreement"), under which we are selling shares of our series A 7% convertible preferred stock to finance the Offer, has not been terminated. See Section 6.

        Our board of directors has approved the Offer in connection with the purchase agreement mentioned above and described below. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering shares. You must make your own decision whether to tender shares and, if so, how many shares to tender.

        The chairman of our board of directors, Bert E. Brodsky, and certain stockholders related to Mr. Brodsky (together, the "covered stockholders"), have agreed to tender 4,448,900 of the 4,943,219 shares, options and warrants held by them into to the Offer. However, the Offer provides other stockholders the same opportunity to tender as is available to the covered stockholders. We have been advised that none of our other directors or officers intend to tender shares into the Offer.

        Shares of our common stock are listed and traded on The Nasdaq Stock Market, Inc.'s National Market System (the "Nasdaq National Market") under the symbol "NMHC." As of February 18, 2004, the closing price of our common stock, as reported on the Nasdaq National Market, was $28.43 per share, which exceeds the purchase price by $17.43 per share. We urge you to obtain current market quotations for our common stock. See Section 7.

        You should direct questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal to David Gershen, Executive Vice President of Financial Services and Treasurer, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone: (516) 626-0007).

February 19, 2004

IMPORTANT STOCKHOLDER INFORMATION

        If you wish to tender all or any part of your shares of common stock registered in your name, you should follow the instructions described in Section 3 carefully, including completing and signing a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mailing or delivering it with your share certificates and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary.

        If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares and request that they tender your shares for you.

        If you desire to tender shares of common stock and your certificates for the shares cannot be delivered to the Depositary or you cannot comply with the procedure for book-entry transfer or your other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer, you must tender your shares pursuant to the guaranteed delivery procedure set forth in Section 3.

        To properly tender shares, you must validly complete the Letter of Transmittal.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares into the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than that contained herein or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

FORWARD LOOKING STATEMENTS

        This Offer to Purchase contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this Offer to Purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors, which could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks and uncertainties, including but not limited to risks relating to demand, pricing, government regulation, acquisitions and affiliations, the market for pharmacy benefit management services, competition and other factors, readers are urged to carefully review and consider various disclosures made by us about the factors which affect our business, including, without limitation, the disclosures made under the caption "Description of Business" in Item 1 of our Form 10-K for the fiscal year ended June 30, 2003, as amended, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 thereof. Some or all of these factors are beyond our control.

i

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all the information that is important to you. To better understand the Offer and for a complete description of the terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully before you decide to participate in the Offer. Questions or requests for assistance may be directed to our executive vice president of financial services and treasurer at the address and telephone number listed below.

Who is offering to purchase your securities?

        National Medical Health Card Systems, Inc., which is referred to in this Offer to Purchase as "we," "us" or "our," is offering to purchase your shares of our common stock, par value $0.001 per share ("common stock").

        We provide comprehensive pharmacy benefit management services under the name NMHCRX. In addition, we operate a health information company through our wholly owned subsidiary, Integrail, Inc., a mail service pharmacy through our wholly owned subsidiary, NMHCRX Mail Order, Inc., and a specialty pharmacy through our wholly owned subsidiary, Ascend Specialty Pharmacy Services, Inc. Our mission is to improve our clients' members' health through the timely delivery of effective pharmaceutical care and health information management systems.

        We were incorporated in New York in 1981 and reincorporated in Delaware in February 2002. Our principal executive offices are at 26 Harbor Park Drive, Port Washington, New York 11050. Our telephone number is (516) 626-0007.

What securities are we offering to purchase?

        We are offering to purchase up to 4,545,455 shares of our common stock that stockholders properly tender into the Offer, so long as at least 4,448,900 shares of our common stock have been tendered (and not validly withdrawn). If more than 4,545,455 shares are tendered, all shares tendered and not validly withdrawn will be purchased on a pro rata basis. See page 7 for a more detailed description.

Why are we offering to purchase your shares of common stock?

        On October 30, 2003, we entered into a preferred stock purchase agreement, which was amended and restated on November 26, 2003 (the "purchase agreement"), pursuant to which we agreed to issue to New Mountain Partners, L.P. (together with New Mountain Affiliated Investors, L.P., a partnership related to New Mountain Partners, L.P. to which it has assigned a portion of its rights and obligations under the purchase agreement, "New Mountain Partners") a total of 6,956,522 shares of our series A 7% convertible preferred stock, par value $0.10 per share (the "series A convertible preferred stock"), at a purchase price of $11.50 per share, for aggregate gross proceeds of $80,000,003. Pursuant to the purchase agreement, we agreed to use a portion of the net proceeds from the sale of the series A convertible preferred stock to effect the Offer.

        Our board of directors determined that the investment by New Mountain Partners was in our best interests. The Offer is being made because it is an integral part of, and a condition to, the investment by New Mountain Partners. New Mountain Partners' investment will provide new capital that our board of directors believes will facilitate our growth. The chairman of our board of directors, Bert E. Brodsky, and certain stockholders related to Mr. Brodsky (together, the "covered stockholders"), have agreed to tender 4,448,000 of the 4,943,219 shares, options and warrants held by them into the Offer. However, the Offer provides other stockholders the same opportunity to tender as is available to the covered stockholders. After the Offer is completed, we believe that our financial condition and access to capital will allow us to continue making strategic acquisitions and increasing stockholder value. See page 13.

How much will we pay you for your shares and in what form of payment?

        We will pay $11.00 in cash, without interest, for each share of common stock we purchase pursuant to the Offer. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders.

        Stockholders whose shares are purchased in the Offer will be paid the purchase price, net in cash, without interest, as soon as practicable after the expiration of the Offer period. Under no circumstances will we pay interest on the purchase price including, but not limited to, by reason of any delay in making payment. See page 31.

Do we have the financial resources to pay you for your shares?

        We expect to fund the purchase of shares of our common stock pursuant to the Offer and the payment of related fees and expenses from a portion of the proceeds of the issuance of 6,956,522 shares of our series A convertible preferred stock to New Mountain Partners for an aggregate purchase price of $80,000,003. The sale of the series A convertible preferred stock, which is subject to various closing conditions, is expected to close immediately prior to the time shares tendered into the Offer are accepted for payment. In the event we cannot complete the sale of the series A convertible preferred stock and the purchase agreement is terminated, we will terminate the Offer.

        The Offer is not subject to our receipt of any financing other than the investment from New Mountain Partners. See page 34.

What are the most significant conditions to the Offer?

        Our obligation to accept for payment, purchase and pay for any shares tendered depends upon a number of conditions, including:

  •
  There will have been validly tendered and not withdrawn prior to the expiration of the Offer 4,448,900 shares of our common stock. This condition will be satisfied upon the tender of 4,448,900 shares by the covered stockholders, which they have agreed to do.

  •
  We will have received all consents, approvals, orders, licenses and other actions necessary to be obtained from governmental authorities and other persons in order to consummate the transactions under the purchase agreement and for us to operate our business as currently conducted and as currently contemplated to be conducted following the closing of the transactions contemplated by the purchase agreement without any limitation, restriction or requirement that would adversely affect the ability of New Mountain Partners to obtain the benefits (financial or otherwise) from the transactions contemplated by the purchase agreement, and any applicable waiting periods (and any extensions thereof) will have been terminated or will have expired.

  •
  No action is pending or overtly threatened by any governmental authority or any other party against us or any of our directors or New Mountain Partners that is reasonably likely to (x) restrain or prohibit the consummation of the transactions contemplated by the purchase agreement, or (y) result in damages that alone or together with the costs and expenses of defending such action are material in relation to us and our subsidiaries, taken as a whole.

  •
  No law, order, decree, rule or injunction has been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the purchase agreement.

  •
  Our stockholders will have approved of the issuance of the series A convertible preferred stock and an amendment to our certificate of incorporation.

  •
  No event or development has or will have occurred that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole.

  •
  We will have obtained approval from The Nasdaq Stock Market, Inc. ("Nasdaq") for listing the shares of common stock into which the series A convertible preferred stock is convertible on the Nasdaq's National Market System (the "Nasdaq National Market").

  •
  James J. Bigl, our president and chief executive officer, will continue to be an active employee, and his employment agreement, as amended, is in full force and effect on the expiration of the Offer.

  •
  The purchase agreement has not been terminated and the sale of the series A convertible preferred stock has closed.

        These conditions are described in more detail on page 31.

How much time do you have to decide whether to tender in the Offer?

        The Offer expires on March 19, 2004, at 9:00 a.m., New York City time, unless we extend the Offer.

Can we extend the Offer, and if so, how will you be notified that the Offer has been extended?

        We may extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long.

        If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the first business day following the previously scheduled expiration of the Offer period. See page 52 for a more detailed description.

How do you tender your shares?

        If you decide to tender your shares, you must either:

  •
  deliver your shares by mail, physical delivery or book-entry transfer, and deliver a completed and signed Letter of Transmittal or an Agent's Message to the Continental Stock Transfer & Title Company (the "Depositary") before 9:00 a.m., New York City time, on March 19, 2004; or

  •
  if your share certificates are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 9:00 a.m., New York City time, on March 19, 2004.

        If you have any questions, you should contact your broker for assistance. See page 26.

Until when can you withdraw previously tendered shares?

        You may withdraw your tendered shares at any time before 9:00 a.m., New York City time, on March 19, 2004. If the Offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the Offer. In addition, unless we accept your tendered shares for payment before 9:00 a.m., New York City time on March 19, 2004, you may withdraw your tendered shares at any time after February 19, 2004. See page 30.

How do you withdraw shares you have previously tendered?

        You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See page 30.

In what order will tendered shares be purchased? What if too many shares are tendered?

        We will purchase shares from all stockholders who properly tender shares on a pro rata basis.

        Consequently, if the Offer is oversubscribed, then all of the shares that you tender in the Offer will not be purchased. See page 8.

When will you be paid for your shares that are purchased in the Offer?

        We anticipate that the Depositary will begin to mail checks for shares we purchase in the Offer within five to ten business days after the expiration of the Offer, but we do not know exactly when you will receive your check. See page 31.

Will you have to pay brokerage commissions or stock transfer taxes on your shares that are purchased in the Offer?

        You will not be obligated to pay brokerage fees or commissions, or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of shares pursuant to the Offer. If you hold your shares with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable. See page 26.

What do we and our board of directors think of the Offer?

        Our board of directors approved the Offer in connection with its approval of the purchase agreement with New Mountain Partners. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

        The covered stockholders have agreed to tender 4,448,900 of the 4,943,219 shares, options and warrants held by them into the Offer. However, the Offer provides other stockholders the same opportunity to tender as is available to the covered stockholders. We have been advised that, other than Mr. Brodsky, none of our directors and officers intend to tender shares into the Offer. See pages 6 and 25.

        You should be aware that you may be able to obtain more for your shares in the market than in the Offer, even taking into account transaction costs.

What is the recent market price of your shares?

        As of February 18, 2004, the closing price of our common stock, as reported on the Nasdaq National Market, was $28.43 per share, which exceeds the purchase price by $17.43 per share.

        You are urged to obtain current market quotations for shares of our common stock. See page 33.

Will you have to pay taxes if we purchase your shares in the Offer?

        Generally, your sale of shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. For federal income tax purposes, the cash you receive will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend distribution. See Section 14 for a more detailed description.

        You are urged to consult with your own tax adviser to determine the tax consequences of participating in the Offer. See page 49.

Who is the Depositary?

        Our transfer agent has been appointed as the Depositary for this Offer to Purchase. All correspondence in connection with the tender and withdrawal procedures relating to this Offer to Purchase and the Letter of Transmittal should be addressed to the Depositary as follows:

  Continental Stock Transfer and Trust Company
  17 Battery Place
  New York, New York 10004
  Call Toll Free: (800) 509-5586

Who should you contact if you have questions about the Offer?

        For additional information or assistance, you may contact:

  David Gershen, Executive Vice President of Financial Services and Treasurer
  National Medical Health Card Systems, Inc.
  26 Harbor Park Drive
  Port Washington, New York 11050
  Telephone: (516) 626-0007

INTRODUCTION

        National Medical Health Card Systems, Inc., a Delaware corporation, hereby offers to purchase shares of its common stock, $0.001 par value per share ("common stock"), at a price of $11.00 per share net to the seller in cash, without interest, which we refer to as the "purchase price." Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (the "Letter of Transmittal"). We refer to this Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements, as the "Offer."

        We are offering to purchase a total of 4,545,455 shares of our common stock. All shares of our common stock properly tendered and not validly withdrawn will be purchased for $11.00 per share, without interest, subject to the terms and the conditions of the Offer, including the proration provision. We reserve the right to purchase more than 4,545,455 shares of our common stock pursuant to the Offer. See Sections 1 and 14.

        The Offer is conditioned on there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 4,448,900 shares of our common stock. The Offer is also subject to other conditions, including that the preferred stock purchase agreement, which was amended and restated on November 26, 2003 (the "purchase agreement"), under which we are selling our series A convertible preferred stock to finance the Offer, having not been terminated. See Section 6.

        Our board of directors has approved the Offer in connection with the purchase agreement mentioned above and described below. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering shares. You must make your own decision whether to tender shares and, if so, how many shares to tender.

        The chairman of our board of directors, Bert E. Brodsky, and certain stockholders related to Mr. Brodsky (together, the "covered stockholders") have agreed to tender 4,448,900 of the 4,943,219 shares, options and warrants held by them into the Offer. However, the Offer provides other stockholders have the same opportunity to tender as is available to the covered stockholders. We have been advised that, other than Mr. Brodsky, none of our directors and officers intend to tender shares into the Offer. As of February 18, 2004, the closing price of our common stock was $28.43 per share, which exceeds the purchase price by $17.43 per share.

        Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 4,545,455 shares of common stock are properly tendered and not validly withdrawn, we will buy shares on a pro rata basis from all stockholders who properly tender their shares (and do not withdraw them prior to the expiration of the Offer). See Section 1.

        You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of shares pursuant to the Offer. If you hold your shares with your broker, you may be required by your broker to pay a service charge or other fee and, therefore, should consult with your broker. You may be required to pay federal income tax on the receipt of cash for shares of your common stock purchased by us pursuant to the Offer. In addition, if you fail to complete, sign and return to the Depositary the Internal Revenue Service ("IRS") substitute Form W-9 that is included with the Letter of Transmittal or, if you are a non-U.S. Holder (as defined in Section 13) and fail to complete, sign and return to the Depositary the appropriate IRS Form W-8, you may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Holders may be subject to a 30% income tax withholding. See Section 3. We will pay all fees and expenses of the Depositary incurred in connection with the Offer. See Section 15.

        The Offer is being made because it is an integral part of, and a condition to, the investment by New Mountain Partners. Our board of directors believes that New Mountain Partners' investment will facilitate our growth and resolve uncertainty regarding our long-term ownership. After the Offer is completed, we believe that our financial condition and access to capital will allow us to continue making strategic acquisitions and increasing stockholder value.

        As of February 6, 2004, we had issued and outstanding 7,965,327 shares of common stock. The 4,545,455 shares of common stock that we are offering to purchase pursuant to the Offer represent approximately 57% of our issued and outstanding shares. Our common stock is listed and traded on the Nasdaq National Market under the symbol "NMHC." As of February 18, 2004, the closing price of our common stock, as reported on the Nasdaq National Market, was $28.43 per share, which exceeds the purchase price by $17.43 per share.

        You are urged to obtain current market quotations for shares of our common stock. See Section 7.

THE OFFER

SECTION 1
NUMBER OF SHARES; PRORATION

        Upon the terms and subject to the conditions of the Offer, we will purchase 4,545,455 shares of common stock or a lesser number of shares as are properly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $11.00 per share net to the seller in cash, without interest, so long as at least 4,448,900 shares of our common stock have been tendered (and not validly withdrawn). The term "Expiration Date" means 9:00 a.m., New York City time, on March 19, 2004, unless and until we will have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the Offer, as so extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        We reserve the right to purchase more than 4,545,455 shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase pursuant to the Offer up to an additional 2% of the outstanding shares without extending the Offer. See Section 14. If:

  (a)
  we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the Offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

  (b)
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of a period of ten business days.

        For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        In the event of an over-subscription of the Offer, as described below, shares tendered prior to the Expiration Date will be subject to the proration provision. The proration period also expires on the Expiration Date.

        All shares of common stock properly tendered and not validly withdrawn will be purchased for $11.00 per share, subject to the terms and the conditions of the Offer, including the minimum condition and proration provision. Shares we acquire pursuant to the Offer will become treasury stock and will be available for us to issue without further stockholder action (except as required by our certificate of incorporation, applicable law or the rules of the National Association of Securities Dealers, Inc. (the "NASD") or any self regulatory organization of a securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased pursuant to the Offer.

        All shares of common stock tendered and not purchased pursuant to the Offer, including shares of common stock not purchased because of proration, will be returned to you (or to another person specified by you) at our expense as promptly as practicable following the Expiration Date.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 4,545,455 shares of common stock (or a greater number of shares as we may elect to purchase pursuant to the Offer) have been properly tendered and not validly withdrawn prior to the Expiration Date, we will purchase all shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, including shares tendered by the covered stockholders, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described below.

        Proration.    If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares of common stock we purchase to the total number of shares tendered by all stockholders (and not validly withdrawn). Because of the difficulty in determining the number of shares properly tendered (including shares tendered by guaranteed delivery procedures, as described in Section 3) and not validly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date.

        As described in Section 13, the number of shares of common stock that we will purchase from a stockholder may affect the federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to the stockholder's decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares of common stock tendered are to be purchased in the event of proration.

        This Offer to Purchase and the related Letter of Transmittal is being mailed to record holders of shares of common stock and furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the common stock.

SECTION 2
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

        Background of the Transactions.    In April 2002, we entered into an engagement letter with an investment banking firm to act as our financial and capital markets advisor in connection with potential financial and strategic transactions. We engaged the financial advisor following a determination by our board of directors and management that continued growth through acquisitions was critical to support our long-term outlook given our relatively small size compared to our industry peers.

        In September 2002, we received an unsolicited non-binding indication of interest from a third party ("Party 1") to acquire us at a price of $11.00 per share for all of our outstanding equity. On November 11, 2002, Party 1 revised its non-binding indication of interest in writing to $13.00 per share for all of our outstanding equity. On November 13, 2002, at a meeting of our board of directors, our board of directors considered the revised unsolicited indication of interest from Party 1. Our board of directors recommended and approved our continued discussions with Party 1 and instructed management to continue to apprise our board of directors of the status of those discussions. We then entered into a confidentiality agreement with Party 1, who then commenced financial and legal diligence. On November 25, 2002, Party 1 verbally increased its non-binding indication of interest to $13.50 per share for all of our outstanding equity.

        In early December 2002, Party 1 continued to communicate through our financial advisor that it was still interested in acquiring us for approximately $13.00 to $13.50 per share for all of our outstanding equity. Our board of directors then met with its financial and legal advisors to review the financial and legal aspects of the proposal. Our board of directors authorized management to continue its negotiations with Party 1 and to pursue other potential acquisition partners if negotiations with Party 1 did not progress within a short period of time.

        In the first week of January 2003, we instructed our financial advisor to solicit additional indications of interest to acquire us through a targeted auction process. Over the course of the following two weeks, we received several other preliminary non-binding indications of interest from other parties interested in acquiring us for between $11.00 and $15.00 per share for all of our outstanding equity. All of these indications of interest were subject to various conditions, including satisfactory completion of due diligence investigations of us. Three of those parties ultimately commenced due diligence investigations of us.

        On January 30, 2003, we received a written non-binding offer from Party 1 informing us it had completed its due diligence and proposed to acquire us for $10.00 per share for all of our outstanding equity. As a result, our discussions with Party 1 slowed. Subsequently, in February 2003, another party ("Party 2") sent us a written offer to acquire us for $12.00 per share, but in March 2003 it informed our financial advisor that its proposal was withdrawn. Following Party 2's withdrawal, Party 1's proposal was the only proposal remaining from the auction process that began in January 2003, and we therefore recommenced active negotiations with Party 1. Our management team and our representatives continued to negotiate a definitive merger agreement with Party 1 through March 2003. As a result of our negotiations with Party 1, on March 10, 2003, Party 1 subsequently increased its non-binding offer to $11.75 per share for all of our outstanding equity. At the beginning of April 2003, however, Party 1 notified us that it was no longer interested in pursuing a transaction with us.

        At a meeting of our board of directors on April 18, 2003, Mr. Brodsky, the chairman of our board of directors, advised our board of directors that a private equity firm had submitted a non-binding proposal to acquire us for a purchase price of $10.50 per share in a going-private transaction in which Mr. Brodsky would retain an interest in the acquired company. At the conclusion of the meeting, our board of directors established a special committee comprised entirely of non-management, independent directors (Paul J. Konigsberg (chairman), Gerald Angowitz, Kenneth J. Daley and Ronald L. Fish) for the purpose of evaluating a possible transaction with the private equity firm. The special committee also retained Fulbright & Jaworski L.L.P. to act as its legal advisor and started to consider several investment banks to act as its financial adviser. Following several weeks of discussions with the private equity firm, however, the private equity firm decided to discontinue their discussions with us without providing us any specific reasons for its decision.

        In the course of discussions with several other investment banking firms regarding our options to increase our stockholder value, in late July 2003 we were approached by Southwest Securities, Inc. ("Southwest Securities") about a possible equity investment in us by a private equity fund, New Mountain Partners, coupled with a tender offer for shares of our common stock. On July 24, 2003, we entered into a confidentiality agreement with New Mountain Partners to facilitate discussions. We then proceeded to have preliminary discussions with New Mountain Partners with respect to the structure of a proposed investment in us. On August 26, 2003, New Mountain Partners submitted a preliminary non-binding term sheet proposing an investment in us, with a substantial portion of the proceeds to be used to repurchase shares of our common stock held by Mr. Brodsky and certain stockholders related to Mr. Brodsky. On August 27, 2003, we entered into an exclusivity agreement with New Mountain Partners.

        We engaged Southwest Securities on July 22, 2003 to serve as our financial advisor for the proposed transaction with New Mountain Partners. In August 2003 our board of directors determined that the special committee would have the authority to negotiate and approve a transaction with New Mountain Partners, and the special committee interviewed several financial advisor candidates, including Southwest Securities. Following the interview process, the special committee, which was composed of the same individuals as the special committee formed on April 18, 2003, formally engaged Southwest Securities as of August 29, 2003 to serve as its financial advisor for the transaction and the engagement agreement, dated July 22, 2003, between us and Southwest Securities was terminated. Our board of directors determined that it did not require a separate financial advisor in light of the special committee's mandate, and our engagement letter with Southwest Securities was terminated concurrently with Southwest Securities' retention by the special committee. Prior to the engagement, Southwest Securities advised the special committee that it had no previous relationship or agreements with New Mountain Partners, was not acting as an advisor to New Mountain Partners with respect to the proposed transactions and had not acted as an advisor to New Mountain Partners with respect to any other transaction and did not receive any, and did not anticipate receiving any, compensation from New Mountain Partners or its affiliates with respect to the proposed transactions.

        Our board of directors and special committee also retained Fulbright & Jaworski L.L.P. to act as their legal advisor in connection with the proposed transaction. Following its engagement, Southwest Securities communicated to New Mountain Partners the special committee's instructions that any use of the proceeds of an investment in us to repurchase outstanding common stock would have to be made to all of our stockholders on a pro rata basis.

        From late August 2003 through the end of October 2003, New Mountain Partners and Deloitte & Touche LLP, its accounting advisor, and Fried, Frank, Harris, Shriver & Jacobson LLP, its legal advisor, conducted an accounting, financial and legal due diligence investigation of us.

        On September 11, 2003, New Mountain Partners' legal advisor provided us with an initial draft of a preferred stock purchase agreement providing for an aggregate preferred stock investment of $70 million. On September 17, 2003, New Mountain Partners' legal advisor provided us with an initial draft of the certificate of designations for an 8% participating convertible preferred stock, with a conversion price of $11.00 per share.

        On September 18, 2003, the members of the special committee held a telephonic meeting with its legal and financial advisors and representatives of our auditors to discuss the proposed terms and the anticipated impact of the proposed transactions on our reported financial results.

        On September 25, 2003, the members of the special committee met in person with representatives of New Mountain Partners and its legal advisor, as well as the special committee's legal and financial advisors, to negotiate the principal terms of the proposed investment in us. Following discussion of the key terms, the parties agreed, among other things, that the investment amount would be increased from $70 million to $80 million; the conversion price for the series A convertible preferred stock would be increased from $11.00 to $11.50 per share; the dividend on the series A convertible preferred stock would be lowered from 8% to 7% for the first five years and thereafter to 3.5%; and the offer price in the tender offer would be $11.00 per share. The parties also discussed whether all or a portion of the dividends would be payable in-kind rather than in cash.

        From the middle of September 2003 to the end of October 2003, our management, representatives of New Mountain Partners and each of their respective advisors spoke on numerous occasions regarding our business and financial condition. During this period, representatives of the special committee, New Mountain Partners and their respective advisors spoke on numerous occasions regarding the terms of the transactions, including the amount of the investment by New Mountain Partners, the closing amount payable to New Mountain Partners, the required tender offer amount, the dividend rate on the series A convertible preferred stock, the special voting rights of the holders of series A convertible preferred stock, the no solicitation covenant, our ability to terminate the transaction to accept a financially superior transaction, the termination fee trigger events, the amount of New Mountain Partners' expenses that we would be required to reimburse, the definition of material adverse effect, and other related provisions and documents. During this period, members of the special committee, Southwest Securities and our auditors discussed the impact of the proposed transactions on our reported financial results. During this period, Mr. Brodsky engaged separate legal counsel and Mr. Brodsky and his legal advisors participated in negotiations with the special committee and New Mountain Partners with respect to the terms of the proposed transactions, including the terms of the support agreement that New Mountain Partners stated was a condition to its participation in any transaction with us.

        On October 8, 2003, members of our management and the special committee's legal and financial advisors met with representatives of New Mountain Partners and its legal advisors to discuss the key provisions of the purchase agreement and certificate of designations, focusing on the corporate governance provisions and the obligation to reimburse New Mountain Partners for its out-of-pocket expenses.

        On October 9, 2003, the special committee held a meeting with members of management and its legal and financial advisors to discuss the status of the negotiations with New Mountain Partners. The special committee's financial advisor gave an overview of the financial terms of the proposed transactions, including our related expenses and the anticipated impact of the proposed transactions on our reported financial results. A detailed description of the estimated related expenses and the anticipated impact of the proposed transactions on our reported financial results are discussed under the heading "Certain Financial Information—Unaudited Pro Forma Condensed Consolidated Financial Information," see Section 9, and are summarized below:

  •
  a non-cash charge of $80,000,003 to net income resulting from a beneficial conversion feature (calculated using an estimate fair market value of $28.43, which was the closing price of our common stock on February 18, 2004 and capped at $80,000,003, the face value of the New Mountain Partners' investment in us);

  •
  change of control severance payments and bonuses due under certain of our employment agreements of approximately $1,565,000, as well as our indemnities to Mr. Brodsky and Mr. Bigl for any "golden parachute" taxes and any taxes due by Mr. Brodsky in connection with the non-competition covenant in his employment agreement;

  •
  a non-cash compensation charge of approximately $257,000 resulting from certain stock options granted to two directors that will vest upon their anticipated resignation from our board of directors (calculated using an estimated fair market value of $28.43, which was the closing price of our common stock on February 18, 2004);

  •
  the accretion of the preferred stock from its initial carrying value, after deductions for estimated offering expenses of $4,617,000, to the redemption value over the 10 year life of the series A preferred stock until the series A preferred stock is redeemable at the option of the holder; and

  •
  the accrual of the dividends on the series A preferred stock at the rate of 7% per annum for the first five years and 3.5% per annum thereafter.

        The special committee's legal advisor then gave an overview of the transaction documents and the remaining open issues. A lengthy discussion followed the presentations. The special committee authorized its advisors to continue to negotiate the terms of the transaction documents, including a limit on the amount of New Mountain Partners' out-of-pocket expenses that we would be required to pay upon the closing of the proposed transactions and if such transactions were not completed.

        During the next two weeks, members of the special committee, our management, the special committee's legal and financial advisors and representatives of New Mountain Partners and its legal advisors continued to negotiate the terms of the key agreements relating to the proposed transactions.

        The special committee held a meeting on October 23, 2003 to review with our management and the special committee's legal and financial advisors the status of the negotiations and the proposed terms and conditions of the proposed transactions with New Mountain Partners. During this meeting, the special committee's legal advisor updated the committee on changes to the material terms and conditions of the purchase agreement previously discussed and reviewed the legal duties and responsibilities of our special committee and board of directors in connection with the proposed transactions. Southwest Securities presented a comprehensive analysis of the proposed series A convertible preferred stock financing and tender offer, including a review of the valuation methods it used, and expressed its view that, subject to a review of the final agreements, Southwest Securities should be able to deliver a written opinion that the preferred stock investment and tender offer were fair to our non-affiliated stockholders from a financial point of view. The special committee carefully considered the presentations made and the terms of the proposed transactions. The special committee also negotiated (1) a reduction in the transaction fee payable to its financial advisor, Southwest Securities, from $2.8 million to $2.5 million and (2) a reduction in the severance payments owed Mr. Brodsky in light of the substantial benefits that Mr. Brodsky would realize as a result of the closing of the proposed transactions. Following a thorough discussion, the special committee approved the proposed transactions, subject to the satisfactory negotiation of the final terms of the purchase agreement, support agreement and other related documents.

        On October 24, 2003, the special committee's legal counsel discussed the remaining issues with Mr. Brodsky's legal counsel, which focused on the no solicitation and termination provisions contained in the purchase agreement and the support agreement. Mr. Konigsberg and the special committee's legal advisor then met with representatives of New Mountain Partners and its legal advisor to discuss those remaining issues.

        Negotiation of the transaction agreements continued and the purchase agreement and the other documents contemplated by the purchase agreement were substantially finalized in the late evening of October 28, 2003.

        At a meeting of the special committee held on October 29, 2003, the committee members considered the terms of the proposed financing that had been negotiated with New Mountain Partners. The other members of our board of directors joined the meeting as observers and Southwest Securities presented an updated, comprehensive analysis of the proposed series A convertible preferred stock financing and tender offer, including a review of the valuation methods it used, and orally advised the special committee and our board of directors that the transaction was fair to our non-affiliated stockholders from a financial point of view. The oral opinion was subsequently confirmed in writing on October 30, 2003. Our legal advisor reviewed with the special committee and our board of directors the principal terms of the proposed series A convertible preferred stock financing and the tender offer, as well as a discussion of the fiduciary duties of the directors with respect to the proposed transactions. Following thorough discussions, the directors who were not members of the special committee left the meeting and the committee unanimously agreed to approve the proposed transactions and to recommend to the full board of directors that it also approve the proposed transactions. Shortly thereafter, our board of directors approved the proposed transactions.

        Late in the evening of October 30, 2003, the purchase agreement and certain other agreements were executed by our appropriate officers, New Mountain Partners and the stockholders executing the support agreement, and the contemplated transactions were publicly announced the morning of October 31, 2003.

        During the first week of November 2003, we were contacted by representatives of Nasdaq, who requested that we modify the manner in which voting rights of holders of the series A convertible preferred stock are calculated in certain circumstances. Following discussions between our and New Mountain Partners' legal advisors, our board of directors met on November 19, 2003 and approved the modification to the terms of the series A convertible preferred stock. The amended and restated purchase agreement reflecting the modification was executed on November 26, 2003. The issuance of the series A convertible preferred stock, the Offer and the other transactions contemplated by the amended and restated purchase agreement are hereinafter collectively referred to as the "Contemplated Transactions."

        Reasons for the Contemplated Transactions; Recommendation of the Special Committee and Our Board of Directors.    In determining that the Contemplated Transactions are advisable, fair and in our best interests and our stockholders' best interests, the special committee and our board of directors consulted with our management and our board of directors' and the special committee's financial advisor and legal counsel, and considered numerous factors discussed below that supported their recommendations.

        In deciding to approve the Contemplated Transactions, our board of directors considered the following factors which were generally viewed as advantages of the Contemplated Transactions:

  •
  the recommendation of the special committee to our board of directors;

  •
  our business, financial condition, results of operations, current business strategy and future prospects, as well as the risks involved in achieving those prospects and objectives in the current industry and market conditions; the nature of the markets in which we operate; our position in such markets; our historical inability to access the capital markets to obtain growth capital; the historical and current market prices for shares of our common stock; the limited number of institutional holders of shares of our common stock; the lack of coverage by equity research analysts of our common stock; the low daily trading volume in the shares of our common stock and the resulting lack of liquidity; and the desire on the part of Mr. Brodsky, our largest stockholder, to sell a significant amount of shares of his common stock and the possible negative effect on the price of our common stock resulting from such sales;

  •
  the information provided to our board of directors by our management and Southwest Securities with respect to the financial and other aspects of the Contemplated Transactions, the positive attributes of the Contemplated Transactions from our point of view and that of our stockholders, such as the infusion of growth capital, the replacement of a large stockholder who wants to sell his shares, the addition of a well-regarded institutional stockholder and the avoidance of the risks associated with raising capital in the open market, among other things, and our growth prospects if the Contemplated Transactions were not consummated;

  •
  the proposed structure of the preferred stock financing and the pro rata cash tender offer, which would enable our stockholders to immediately obtain cash for their shares;

  •
  the analyses performed by Southwest Securities in connection with rendering its fairness opinion, including Southwest Securities' comparable public company, comparable merger and acquisition transaction and discounted cash flow analyses, as well as Southwest Securities' written opinion to the effect that the issuance of the series A convertible preferred stock and the tender offer is fair to our non-affiliated stockholders from a financial point of view;

  •
  the material terms and conditions of the Contemplated Transactions as reflected in the purchase agreement, including (a) the consideration to be paid for the series A convertible preferred stock in connection with the issuance and sale of the series A preferred stock; (b) the cash consideration to be paid in the Offer; (c) approximately $22 million of net proceeds from the sale of the series A preferred stock being available for acquisitions and working capital purposes;

    (d) the provisions in the purchase agreement permitting us to furnish nonpublic information to, and to respond to and participate in, negotiations with, any third-party that submits an unsolicited acquisition proposal concerning a merger or similar transaction with us that our board of directors determines in good faith after consultation with its legal and financial advisors is reasonably likely to be or result in a superior proposal, if our board of directors determines that such action is required to satisfy its fiduciary obligations under applicable law and the purchase agreement permits our board of directors to terminate the purchase agreement in certain circumstances in the exercise of such fiduciary duties; (e) our board of directors' belief that the termination fee and expense reimbursement payable if the purchase agreement were terminated would not deter a superior proposal; (f) the conditions precedent to the consummation of the tender offer, including regulatory approval (including from Nasdaq); and (g) the estimated length of time to consummate the Contemplated Transactions;

  •
  the consideration offered to our stockholders relative to the historical stock price for shares of our common stock;

  •
  the experience and reputation of New Mountain Partners and the potential benefits New Mountain Partners could bring to us, including a potentially higher profile among institutional investors and equity research analysts; and

  •
  the process engaged in by our management, the special committee of our board of directors and our financial advisor, which included a number of meetings, negotiations and discussions with New Mountain Partners and consideration of alternatives to the Contemplated Transactions, including the fact that since 2002 we retained an investment banking firm and held negotiations with several companies interested in acquiring us, but that none of those transactions were completed.

        Our board of directors also considered the following factors which were viewed generally as disadvantages of the Contemplated Transactions:

  •
  we would be required to pay New Mountain Partners a closing fee of $1,450,000, and pay New Mountain Partners a $2,000,000 termination fee (less any amounts paid by Bert E. Brodsky and certain stockholders related to Mr. Brodsky under the support agreement under certain circumstances) and reimburse it for up to $1,500,000 of its reasonable documented out-of-pocket expenses if the purchase agreement were terminated under certain circumstances, including if we were to terminate the purchase agreement to accept a superior proposal;

  •
  the estimated offering expenses of $4,617,000 with respect to the Contemplated Transactions;

  •
  the non-cash charge to our net income resulting from a beneficial conversion feature related to the series A preferred stock, which is convertible into our common stock at $11.50 per share. The beneficial conversion feature will be measured based on the difference between the fair market value of our common stock on the date of the closing of the Contemplated Transactions and the effective conversion price of $11.29 per share (after deducting the closing payment of $1,450,000 payable to New Mountain Partners) multiplied by the number of shares of common stock (6,956,522) into which the series A preferred stock is convertible. The maximum amount of such charge is capped at $80,000,003 which is the amount that New Mountain Partners is investing in us. The capped amount will be charged if the fair market value of our common stock on the date of the closing of the Contemplated Transactions is equal to or greater than $22.79 per share. Assuming a fair market value of $28.43, which represents the closing price of our common stock on February 18, 2004, the beneficial conversion feature would result in a charge, recorded in the same manner as a dividend on the series A preferred stock, against net income available to holders of our common stock of $80,000,003. The charge will decrease by approximately $6,957,000 for each $1.00 decrease in the price of our common stock below $22.79 as described in the Section "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 37;

  •
  the change of control severance payments and the bonuses due under certain of our employment agreements of approximately $1,565,000 as well as our indemnities to Mr. Brodsky and Mr. Bigl for any "golden parachute" taxes and any taxes due by Mr. Brodsky in connection with the non-competition covenant in his employment agreement as described in the section "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 37; and

  •
  a non-cash compensation charge resulting from certain stock options granted to two directors, which will vest upon their anticipated resignation from our board of directors (This non-cash compensation charge will be measured based on the options' intrinsic value, which would be the difference between the fair market value of our common stock on the date of vesting and the exercise price of $8.61 per share multiplied by the number of unvested options (22,000). Using an estimated fair market value of $28.43, which represents the closing price of our common stock on February 18, 2004, this will result in a charge against net income of approximately $257,000). The charge to net income will increase or decrease by approximately $13,000 for each $1.00 increase or decrease in the price of our common stock as described in the section "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 37.

        Our board of directors concluded, however, that the potential disadvantages associated with the Contemplated Transactions were outweighed by the advantages of the Contemplated Transactions.

        Our board of directors also considered the potential benefits to certain of our directors, officers and employees discussed in Section 10 below. Our board of directors did not believe that these interests should affect its decision to approve the Contemplated Transactions since these interests are primarily based on contractual arrangements that were in place before the negotiation of the purchase agreement and our board of directors' view that the judgment and performance of our directors and executive officers would not be impaired by these interests. In considering the Contemplated Transactions, our board of directors considered the impact of these factors and the other factors described below on our stockholders.

        Composition of Our Board of Directors Following the Contemplated Transactions.    As of the closing of the Contemplated Transactions, we will eliminate the classified structure of our board of directors and expand our board of directors from seven members to 10 members. Mr. Brodsky will resign as chairman of our board of directors, but will remain as a director of our board of directors along with Jim Bigl, Gerald Angowitz and Paul J. Konigsberg, and Kenneth J. Daley, Ronald L. Fish and Gerald Shapiro will resign as directors. Six directors selected by New Mountain Partners will join our board of directors. Recently adopted NASD rules will require most companies whose stock is quoted on the Nasdaq National Market, following their first annual stockholders meeting after January 15, 2004, to have a board of directors composed of a majority of independent directors, as determined and defined under NASD Rule 4350(c), and to comply with certain other requirements for committees and independent directors. Companies that are controlled by a single stockholder or a group of stockholders acting together are eligible to utilize an exemption from certain of the requirements under NASD Rule 4350(c)(5), including the requirement that a majority of directors be independent. Upon the closing of the Contemplated Transactions, we will be a "controlled company," as defined in Nasdaq's new rules, because New Mountain Partners will own more than 50% of our voting power. Accordingly, we intend to avail ourselves of the exemption from the rule requiring a majority of of our directors be independent.

        The new members of our board of directors designated by New Mountain Partners are:

        Steven B. Klinsky.    Mr. Klinsky, 47, is the founder and has been the managing member and chief executive officer of New Mountain Capital, LLC since January 2000. From 1987 to June 1999,

Mr. Klinsky was a general partner of Forstmann Little & Co., a private equity firm. He is the lead outside director and a member of the executive committee and chairman of the compensation committee of Strayer Education, Inc., where he served as non-executive Chairman from March 2001 until February 2003. Mr. Klinsky also serves on the board of directors of Surgis, Inc., Overland Solutions, Inc. and ITC Holdings Inc. Mr. Klinsky will become the non-executive chairman of our board of directors.

        Michael B. Ajouz.    Mr. Ajouz, 30, a managing director of New Mountain Capital, LLC, joined New Mountain Capital as a principal in September 2000. From July 1998 to September 2000, Mr. Ajouz was an executive in the New York office of Kohlberg Kravis Roberts & Co., where he worked on transactions in a variety of industries. From August 1996 to July 1998, Mr. Ajouz was an investment banking professional in the Mergers and Acquisitions Department of Goldman, Sachs & Co., where he evaluated and executed numerous strategic transactions. From August 1995 to May 1996, he was a professional at the economic consulting firm Cornerstone Research. Mr. Ajouz also serves on the board of directors of Surgis, Inc. and ITC Holdings Inc.

        G. Harry Durity.    Mr. Durity, 57, corporate vice president of worldwide business development for Automatic Data Processing, Inc., or ADP, joined ADP in August 1994. Mr. Durity heads ADP's mergers and acquisitions group and is a member of ADP's executive committee. From February 1993 to August 1994, Mr. Durity worked for Revlon Consumer Products Company as a senior vice president of corporate development and also served on Revlon's executive committee. From January 1990 to January 1993, Mr. Durity was president of the Highlands Group, a boutique merger and acquisition advisory firm. From October 1980 to December 1989, Mr. Durity served as a vice president of corporate development for RJR Nabisco, Inc.

        Michael T. Flaherman.    Mr. Flaherman, 39, a managing director of New Mountain Capital, LLC, joined New Mountain Capital as a senior advisor in January 2003. From January 1995 to January 2003, Mr. Flaherman served as a member of the Board of Administration of the California Public Employees' Retirement System, or CalPERS, the largest pension system in the United States. In his capacity as chairman of the investment committee of the CalPERS' board of directors from March 2000 to January 2003, Mr. Flaherman led board decision-making on all aspects of CalPERS' investment strategy, including asset allocation, as well as CalPERS' investment program in domestic and international equity and fixed income, real estate and private equity. Mr. Flaherman also participated in decision-making about CalPERS' health benefits program, including pharmacy benefits. From August 1993 to March 2000, Mr. Flaherman worked as an economist for the San Francisco Bay Area Rapid Transit District.

        Robert R. Grusky.    Mr. Grusky, 46, a managing director and co-founder of New Mountain Capital, LLC, joined New Mountain Capital as a member in January 2000. Since January 2000, Mr. Grusky has also been the managing member of RKA Capital Group, L.L.C., the limited liability company that is the general partner of Hope Capital Partners, L.P., an investment partnership that invests primarily in equity securities of public companies. From April 1998 to December 1999, Mr. Grusky served as president of RSL Investments Corporation. From July 1985 to April 1997, with the exception of 1990-1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities, including Vice President, at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. Mr. Grusky is a member of the board of directors of Strayer Education, Inc. and Surgis, Inc. and a member of the Board of Trustees of Hackley School and the Multiple Myeloma Research Foundation.

        Robert S. Silberman.    Mr. Silberman, 46, has been the chairman of the board of Strayer Education, Inc. since February 2003 and chief executive officer of Strayer Education, Inc. since March 2001. Mr. Silberman was an Executive in Residence at New Mountain Capital, LLC from

July 2000 to March 2001. From July 1995 to July 2000, Mr. Silberman served as president and chief operating officer (and in certain other capacities) of CalEnergy Company, Inc. From January 1993 to July 1995, Mr. Silberman was assistant to the chairman and chief executive officer of International Paper Company. From July 1989 to January 1993, Mr. Silberman served in several senior positions in the United States Department of Defense, including as Assistant Secretary of the Army. He also serves on the board of directors of Surgis, Inc.

        Terms of the Series A Convertible Preferred Stock.    Upon the closing of the Contemplated Transactions, the holders of the series A convertible preferred stock will have certain rights that are senior to those of the holders of our common stock, as described below.

        The holders of shares of series A convertible preferred stock are entitled to receive dividends prior to any amounts being paid on the common stock when, as and if declared by our board of directors out of funds legally available therefor.

        Cumulative dividends on the series A convertible preferred stock are payable quarterly in cash when the dividend is declared. To the extent accrued dividends are not paid on the applicable quarterly dividend payment date, the accrued but unpaid dividends will be added to the stated value of each share of series A convertible preferred stock, with the sum of the stated value together with the accrued but unpaid dividends which have been added to the stated value being collectively referred to as the "Accrued Value." From and including the original issuance date of the series A convertible preferred stock until the fifth anniversary of that date, the cumulative dividend on each share of series A convertible preferred stock will accrue daily (computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be) and compound quarterly at an annual rate of 7% on the Accrued Value and thereafter the cumulative dividend on each share of series A convertible preferred stock will accrue daily and compound quarterly at an annual rate of 3.5% on the Accrued Value. Dividends must be paid in cash or accrued and added to the Accrued Value quarterly. Once dividends have been added to the Accrued Value, dividends will accrue on the Accrued Value until such dividends, together with all accrued but unpaid dividends on such dividends, are subsequently paid in cash, at which time such dividends, to the extent paid, will be deducted from the Accrued Value.

        We will not be able to pay any dividends on the series A convertible preferred stock during a period of default or if an event of default has occurred and is continuing under our outstanding credit facility or if the payment of such dividend would result in an event of termination, a group-wide event of termination or a servicer termination event under our outstanding credit facility.

        Holders of series A convertible preferred stock are not entitled to participate in dividends declared on our common stock. However, for so long as there are any shares of series A convertible preferred stock outstanding, we cannot, directly or indirectly, pay dividends on our common stock unless (1) all unpaid dividends on the series A convertible stock for all prior dividend periods have been paid in full, (2) cash has been set apart for the payment in full of the dividend for the current dividend period with respect to the series A convertible preferred stock and (3) all obligations to redeem the series A preferred stock have been fully discharged.

        Upon our liquidation, dissolution or winding up, the holders of series A convertible preferred stock are entitled to a liquidation preference, prior to any amounts being paid on our common stock. The liquidation preference payable on each share of series A convertible preferred stock is the greater of (1) the amount in cash equal to the Accrued Value, at the date such liquidation preference is paid, of a share of series A convertible preferred stock, plus an amount equal to the aggregate of all unpaid dividends which have accrued and accumulated on the Accrued Value, whether or not declared (but not previously included in Accrued Value), to and including the date such liquidation preference is paid and (2) the amount that would be payable to such holder in the liquidation in respect of shares of common stock issuable upon conversion of such share of series A convertible preferred stock if all outstanding shares of series A convertible preferred stock were converted into common stock immediately prior to the liquidation.

        Each holder of series A convertible preferred stock is entitled to vote on all matters submitted for stockholder approval. Except as provided by law or by the express terms of the series A convertible preferred stock, holders of series A convertible preferred stock vote together with holders of our common stock as a single class. Each share of series A convertible preferred stock entitles its holder to a number of votes equal to 83.64% of the number of whole shares of our common stock into which all of such holder's shares of series A convertible preferred stock are convertible (without giving effect, for the purposes of voting rights only, to changes in the conversion price triggered by (1) issuances by us of our common stock or convertible securities at a price per share below the conversion price of our series A preferred stock and (2) purchases, redemptions or acquisitions by us of our common stock or convertible securities at a price per share greater than the conversion price of our series A preferred stock). In connection with any right of holders of series A convertible preferred stock to vote as a single class, each share of series A convertible preferred stock entitles its holder to one vote.

        For so long as there are any shares of series A convertible preferred stock outstanding, the approval of the holders of at least a majority of the series A convertible preferred stock is required before we can:

  •
  reclassify the series A convertible preferred stock or amend, alter or repeal or replace any provision of our certificate of incorporation or bylaws that adversely affects the dividend or preferred voting powers or other rights of the holders of the series A convertible preferred stock; or

  •
  declare, pay or make any dividend (other than dividends on the series A convertible preferred stock) or distribution in respect of, or repurchase, redeem or otherwise acquire any of our equity securities or any convertible securities, or any derivative or similar securities.

        Currently, Mr. Brodsky and certain stockholders related to Mr. Brodsky own more than a majority of our outstanding shares of common stock and are able to elect the entire board of directors. After the Contemplated Transactions are consummated, pursuant to the terms of the series A preferred stock, the holders of series A convertible preferred stock are initially entitled to elect 60% of our board of directors. The remaining 40% of our directors will be nominated by a nominating committee of our board of directors, a majority of whose members will be independent directors. The portion of our board of directors that the holders of the series A convertible preferred stock may nominate and elect is based upon the number of shares of our common stock New Mountain Partners and its permitted transferees beneficially owns measured as a percentage of the number of shares of our common stock that New Mountain Partners beneficially owned as a result of its original investment in the series A convertible preferred stock. We refer to this original beneficial ownership as "New Mountain Partners' original investment." The portion of our board of directors that the holders of the series A convertible preferred stock may nominate and elect decreases in the following manner as New Mountain Partners' and its permitted transferees' beneficial ownership of New Mountain Partners' original investment decreases:

PERCENTAGE OF ORIGINAL INVESTMENT	PERCENTAGE OF OR NUMBER OF DIRECTORS
75% and above	60%
65% to 75%	50%
55% to 65%	40%
40% to 55%	30%
25% to 40%	20%
10% to 25%	at least one member

        Unless prohibited by applicable law or by any applicable rules of any self-regulatory organization that are binding on us (and, in such case, only to the extent permitted), for so long as New Mountain Partners or its permitted transferees beneficially own, in the aggregate, shares of our common stock that amount to at least 10% of New Mountain Partners' original investment, each committee of our board of directors, the board of directors of any of our subsidiaries and each committee of any such subsidiary's board of directors must include a proportionate number of directors nominated and elected by the holders of series A convertible preferred stock as contemplated above, except that such directors will in no event constitute a majority of the nominating committee.

        Regardless of the voting rights for directors held by the holders of the series A convertible preferred stock described above, the remaining members of our board of directors, who are neither nominated and elected by the holders of series A convertible preferred stock nor are officers or employees of us or our subsidiaries, will be nominated by the nominating committee. Each holder of series A convertible preferred stock will vote or cause to be voted all of its shares of series A convertible preferred stock in favor of or against any such nominees in the same proportion as the votes cast by or on behalf of the holders of our voting securities other than the holders of series A convertible preferred stock in respect of their shares of series A convertible preferred stock.

        In addition, so long as New Mountain Partners or its permitted transferees beneficially own shares of common stock that amount to at least either 33% of the common stock issued on the closing date of the Contemplated Transactions (as adjusted for any split, subdivision, combination, recapitalization or similar event from the closing date of the Contemplated Transactions until the date of determination) or 15% of the combined voting power of our then outstanding voting securities, whichever is lower, the approval of a majority of the directors nominated and elected by the holders of the series A convertible preferred stock will be required in order for us to take any of the following actions:

  (1)
  any authorization, issuance or reclassification, of any of our equity securities or any convertible securities, or any derivative or similar securities with respect to any of the foregoing other than the issuance of: (a) options to purchase shares of our common stock not to exceed in the aggregate, in any fiscal year, 2 1/2% of the shares of our common stock outstanding at the end of the immediately preceding fiscal year ("permitted options"), (b) shares of our common stock upon the exercise of permitted options, (c) shares of our common stock upon the exercise of options, warrants and rights outstanding on the date of the closing of the Contemplated Transactions and (d) shares of our common stock used as consideration in any transaction of the type described in clause (6) below, but for which consent of the directors nominated and elected by the holders of series A convertible preferred stock is not required;

  (2)
  the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into), our securities ranking senior to or on par with the series A convertible preferred stock with respect to distributions or rights on liquidation, or any security convertible into or exercisable for or otherwise representing the right to acquire any such securities or any derivative or similar securities representing any of the foregoing;

  (3)
  any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) debt, other than any borrowing that does not cause us to have in excess of $50 million of debt at any time outstanding and is made pursuant to and in accordance with the terms of the loan agreement underlying our existing credit facility as in effect on the date of the closing of the Contemplated Transactions or any other loan agreement approved by our board of directors, which approval will include a majority of the directors nominated and elected by the holders of series A convertible preferred stock except that: (a) such debt may only be increased to an amount greater than $40 million if, at the time of borrowing, we certify to our board of directors that we reasonably believe that we will be able to comply for at least the next six months with our covenants under the loan agreement referred to above after giving effect to such increase in borrowings and (b) the provisions of clause (a) will be similarly applicable to successive borrowings, repayments and reborrowings under such agreements;

  (4)
  our liquidation, dissolution, winding up or reorganization;

  (5)
  any transaction or series of related transactions involving a change of control of us or the sale of all or substantially all of our equity or assets;

  (6)
  any transaction or series of related transactions involving any acquisition, disposition or other business combination transaction (or series of transactions) involving consideration in an amount greater than $5 million, individually, or $15 million, in the aggregate, in any 24 month period (including without limitation, in each case, the purchase price paid or to be paid in connection with such transaction (whether pursuant to lump sum payments, future payments, earn-out payments or combinations thereof, with any potential future payments discounted to present value) and any and all liabilities which are assumed or to be assumed in connection with such transaction);

  (7)
  any amendment to our certificate of incorporation or bylaws; and

  (8)
  the removal or replacement of our chief executive officer.

        Terms of the Support Agreement.    As a condition to the execution by New Mountain Partners of the purchase agreement, the covered stockholders (Bert E. Brodsky, P.W. Capital Corp., Lee Jared Brodsky, David Craig Brodsky, Jeffrey Holden Brodsky, Jessica Brodsky Miller, the Bert E. Brodsky Revocable Trust, the Irrevocable of Trust of Lee Jared Brodsky, the Irrevocable Trust of David Craig Brodsky, the Irrevocable Trust of Jeffrey Holden Brodsky and the Irrevocable Trust of Jessica Brodsky Miller) who are the holders of approximately 60% (4,613,219 shares) of our issued and outstanding common stock (the "Covered Securities"), assuming the exercise of 330,000 options and warrants held by Mr. Brodsky, entered into a support agreement, dated as of October 30, 2003 (the "support agreement"), for the benefit of New Mountain Partners.

        Pursuant to the support agreement, the covered stockholders agreed to, among other things:

  (1)
  from and after October 30, 2003 until the date of termination of the purchase agreement, vote their shares of common stock in favor of the authorization and approval of the issuance of the shares of series A convertible preferred stock and the amendment to our certificate of incorporation;

  (2)
  from October 30, 2003 until the earlier of the closing of the Contemplated Transactions or the date of termination of the purchase agreement, not directly or indirectly sell, pledge, encumber, grant any proxy with respect to, enter into any voting agreement with respect to, transfer or otherwise dispose of any Covered Securities, or agree or contract to do any of the foregoing, except to certain specified family members or certain trusts for the benefit of such covered stockholders or their specified family members or certain charitable foundations created by any of the covered stockholders as set forth in the support agreement;

  (3)
  as long as New Mountain Partners beneficially owns 10% or more of the combined voting power of our then outstanding voting securities, from and after the closing of the Contemplated Transactions until the later of (x) two years from the closing of the Contemplated Transactions and (y) two years from such covered stockholder's, last date of employment with or, if later, service as a director of, us or any of our subsidiaries, not to transfer any Covered Securities, except

  •
  Mr. Brodsky may pledge up to 50% of the Covered Securities as security for one or more loans from a financial institution if the beneficiary of or counterparty to such pledge agreement delivers a letter to New Mountain Partners and us prior to such transfer in which such beneficiary or counterparty agrees to be bound to certain provisions of the support agreement, and

    •
    with the prior written consent of our board of directors (including a majority of the directors designated by the series A convertible preferred stockholders, if any), each covered stockholder may transfer Covered Securities in a transaction that is exempt from or not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); provided, that (x) prior to such transfer by such covered stockholder, we and New Mountain Partners must receive a written opinion of counsel to the effect that such transfer is exempt from or not subject to the registration requirements of the Securities Act; (y) the number of Covered Securities in such transfer, together with all other transfers of Covered Securities in the preceding three months, by such covered stockholder does not exceed the greater of one percent of the shares of our common stock outstanding as shown by the most recent report or statement published by us or the average weekly reported volume of trading in our common stock on the Nasdaq National Market during the four calendar weeks preceding such transfer; and (z) the aggregate number of Covered Securities so transferred by all covered stockholders (whether in a single transfer or in multiple transfers) to a single transferee (and any affiliates or associates of such transferee) represents less than 4% of our then outstanding voting securities;

  (4)
  from October 30, 2003 until the earlier of the closing of the Contemplated Transactions or the date of termination of the purchase agreement, not directly or indirectly, (a) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any acquisition proposal (as defined in the support agreement) or otherwise make any acquisition proposal, (b) have any discussion with or provide any confidential information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal, (c) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any acquisition proposal, (e) acquire, offer, agree or propose to acquire, beneficial ownership of any of our securities, assets or businesses or any of our subsidiaries (other than the exercise of options or warrants for shares of our common stock held by such covered stockholder as of the date of the support agreement or issued to such covered stockholder by us after the date of the support agreement in compliance with the terms of the purchase agreement) or (f) request permission to waive any of the foregoing terms or discuss any intention or plan inconsistent with any of the foregoing. Notwithstanding the foregoing, in the event we receive a qualified acquisition proposal (as defined in the support agreement), the covered stockholders may engage in discussions and negotiations with the special committee of our board of directors with respect to such qualified acquisition proposal;

  (5)
  from and after October 30, 2003 until the later of (x) four years from the date of the closing of the Contemplated Transactions and (y) four years from such covered stockholder's last date of employment with or, if later, service as a director of, us or any of our subsidiaries, hold in a fiduciary capacity for the benefit of us all secret, confidential or proprietary information, knowledge or data relating to us or any such subsidiary;

  (6)
  if New Mountain Partners beneficially owns shares of common stock that amount to either 33% of the shares of our series A convertible preferred stock issued on the date of the closing of the Contemplated Transactions (as adjusted for any split, subdivision, combination, recapitalization or similar event from the closing date of the Contemplated Transactions until the date of determination) or 15% or more of the combined voting power of our then outstanding voting securities, whichever is lower, from and after October 30, 2003 until the later of (x) two years from the closing of the Contemplated Transactions, and (y) two years from such covered stockholder's last date of employment with or, if later, service as a director of us or any of our subsidiaries, without prior written consent from us and New Mountain Partners, not employ or solicit the employment of any person who was or is at any time during the six months preceding such date of determination an employee or officer of us or any of our subsidiaries;

  (7)
  from and after October 30, 2003 until the date of termination of the purchase agreement, vote their shares of our common stock against any acquisition proposal and any motion to adjourn or postpone a meeting of the stockholders in which any matters contemplated by the purchase agreement are to be presented for a vote of our stockholders on a date that is later than April 30, 2004;

  (8)
  that each of the covered stockholders will have the same rights and obligations that New Mountain Partners has or is subject to under the registration rights agreement between us and New Mountain Partners in effect from time to time; except that no covered stockholder will have any right to be an "Initiating Holder" under the registration rights agreement and, for so long as New Mountain Partners continues to own 10% or more of the combined voting power of our outstanding voting securities, any amendment to the registration rights agreement will be binding on the covered stockholders so long as such amendment does not disproportionately affect the covered stockholders relative to New Mountain Partners; and

  (9)
  to irrevocably tender 4,448,900 shares of our common stock into the Offer.

        Mr. Brodsky has also agreed, among other things, that, from and after October 30, 2003 until the later of (x) two years from the closing of the Contemplated Transactions and (y) two years from his last date of employment with or, if later, service as a director of, us or any of our subsidiaries, he will not engage in any activity which is competitive with our business; provided, that he may make and retain passive investments of less than one percent of the outstanding equity of any publicly traded entity engaged in activity competitive with our business.

        In connection with the voting of their shares of Covered Securities on the matters described in clauses (1) and (7) above, each covered stockholder irrevocably granted and appointed New Mountain Partners, Steven B. Klinsky and Michael B. Ajouz, in their respective capacities as designees of New Mountain Partners, as each of such covered stockholder's proxy and attorney-in-fact for the purpose of voting each such covered stockholder's shares of our common stock in accordance with the foregoing.

        The obligations under the support agreement generally terminate upon the termination of the purchase agreement, except that the profit recapture provisions of the support agreement survive the termination of the purchase agreement as described below. The obligation of Mr. Brodsky to vote for the Contemplated Transactions and against acquisition proposals or other prohibitions referenced above will no longer apply if our board of directors changes its recommendation under the circumstances permitted by the purchase agreement. The covered stockholders also have the right to terminate the support agreement without any liability to any other party if there is an amendment or waiver of the purchase agreement which:

  •
  reduces the amount or changes the form of the consideration to be paid in the Offer or has any other economic detriment to the covered stockholders;

  •
  extends the date that the purchase agreement becomes terminable by either us or New Mountain Partners;

  •
  modifies certain of the termination events; or

  •
  otherwise affects a covered stockholder in a materially adverse manner.

        The covered stockholders agreed that, under certain circumstances, in the event the purchase agreement is terminated and we enter into or consummate an acquisition proposal within 12 months of such termination, the covered stockholders will pay to New Mountain Partners an amount equal to:

  •
  the total consideration received by such covered stockholder above $11.00 for all shares of our common stock that such covered stockholder agreed to tender into the Offer that such covered stockholder disposed of in such acquisition proposal, valuing any non-cash consideration at its fair market value on the date of the consummation of the acquisition proposal, plus

  •
  the fair market value (as determined in accordance with the support agreement), determined as of the date of disposition, above $11.00 for all shares of our common stock that such covered stockholder agreed to tender into the Offer that such covered stockholder disposed of after the occurrence of a trigger event (as defined in the support agreement) other than pursuant to such acquisition proposal (provided, that so long as such covered stockholder participated in the acquisition proposal with respect to its shares of our common stock that such covered stockholder agreed to tender into the Offer to the fullest extent permitted by the terms of such acquisition proposal, then only those shares of our common stock that were disposed of prior to the later of (x) twelve months following the date of termination of the purchase agreement and (y) four months following consummation of the acquisition proposal will be included in the calculation made pursuant to this paragraph).

        Additionally, if within 12 months after October 30, 2003 or the termination of the purchase agreement, New Mountain Partners enters into a transaction that would have constituted an acquisition proposal had it been proposed by any person other than New Mountain Partners, the covered stockholders agreed to forgo the profit above $11.00 that the covered stockholders receive for all of the shares of our common stock that the covered stockholders agreed to tender into the Offer and also agreed to pay to New Mountain Partners, an amount equal to the fair market value (as determined in accordance with the support agreement), determined as of the date of disposition, above $11.00 for all shares of our common stock that such covered stockholder agreed to tender into the Offer that such covered stockholder disposed of after the occurrence of a trigger event other than pursuant to such acquisition proposal (provided, that so long as such covered stockholder participated in the acquisition proposal with respect to its shares of our common stock that such covered stockholder agreed to tender into the Offer to the fullest extent permitted by the terms of such acquisition proposal, then only those shares of our common stock that were disposed of prior to the later of (x) twelve months following the date of termination of the purchase agreement and (y) four months following consummation of the acquisition proposal will be included in the calculation made pursuant to this paragraph).

        Mr. Brodsky also agreed until the later of (x) two years from the closing of the Contemplated Transactions and (y) two years from his last date of employment with or, if later, service as a director of us, or any of our subsidiaries, at any time Mr. Brodsky and his affiliates and associates beneficially own in the aggregate more than 9.5% of our then outstanding voting securities (the number of shares of common stock above such 9.5% amount, the "Excess Shares"), Mr. Brodsky will vote (including by executing a proxy authorizing designees of us to vote) the Excess Shares at any meeting of our stockholders (including any adjournments or postponements thereof) in favor of or against each proposal voted upon at such meeting in the same proportion as the votes cast in respect of all the voting securities excluding the Excess Shares on such proposal.

        Mr. Brodsky agreed that he will, effective as of the date of the closing of the Contemplated Transactions and upon receipt by him of the payments that he is entitled to upon a termination without cause pursuant to his employment agreement with us (other than any severance and "gross up" payments that are provided for in his employment agreement, which will be paid in accordance with an amendment to his employment agreement, dated as of October 30, 2003), resign his positions as (x) chairman of our board of directors and member of any committee of such board of directors and

(y) officer and/or member of the board of directors (and any committees thereof) of any of our subsidiaries. Mr. Brodsky will remain a member of our board of directors following the closing of the Contemplated Transactions.

        We also agreed in a letter agreement between us and Mr. Brodsky, dated as of October 30, 2003, to indemnify Mr. Brodsky for any additional tax liability incurred by Mr. Brodsky resulting from any portion of the Offer consideration being allocated to the non-competition covenant contained in the support agreement for income tax purposes and from the receipt of any such indemnity payment, subject to the limitations described in the letter agreement.

        No covered stockholder will be liable to New Mountain Partners for any profit on transfers of up to an aggregate of 1,500,000 shares of common stock after a trigger event and prior to our entering into any agreement with respect to, or consummating, an acquisition proposal or purchaser acquisition proposal (as defined in the support agreement) if, and only if, on the date of any such transfer, Mr. Brodsky has provided New Mountain Partners with a signed letter representing and warranting to New Mountain Partners that, as of the date of such transfer, to Mr. Brodsky's knowledge there is no acquisition proposal or purchaser acquisition proposal pending or contemplated.

        From the closing of the Contemplated Transactions until the later of (x) two years from the closing of the Contemplated Transactions and (y) two years from Mr. Brodsky's last date of employment with or, if later, service as a director of, us or any of our subsidiaries, the covered stockholders may not acquire shares of our common stock to increase their aggregate ownership to more than 9.5% of the then outstanding voting securities and may request that our board of directors consent to permitting such covered stockholders to acquire shares of our common stock in excess of such amount, which consent will be effective if approved by our board of directors, including a majority of the directors nominated and elected by the holders of the series A convertible preferred stock.

        Certain Offer Considerations.    The Offer provides stockholders who are considering a sale of all or a portion of their shares of common stock with the opportunity to receive a predetermined, fixed price for their shares and, subject to the terms and conditions of the Offer, to sell those shares for cash without many of the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their shares while retaining a continuing equity interest in us. The covered stockholders have agreed to tender 4,448,900 shares. Their tender satisfies the minimum condition of the Offer; however, the Offer is designed to provide other stockholders with the same opportunity to tender as is available to the covered stockholders.

        However, stockholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise at a net price higher than the purchase price in the Offer, even after taking into account customary transaction costs associated with market sales. As of February 18, 2004, the closing price of our common stock was $28.43 per share, which exceeds the purchase price by $17.43 per share. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price we will pay in the Offer.

        Our board of directors determined that the investment by New Mountain Partners was in our best interests. The Offer is being made because it is an integral part of, and a condition to, the investment by New Mountain Partners. New Mountain Partners' investment will provide new capital that our board of directors believes will facilitate our growth. After the Offer is completed, we believe that our financial condition and access to capital will allow us to continue making strategic acquisitions and increasing stockholder value.

        Our board of directors has approved the Offer in connection with the purchase agreement mentioned above. However, neither we nor our board of directors makes any recommendation to you as to whether to tender or refrain from tendering shares. You must make your own decision whether to tender shares and, if so, how many shares to tender.

        The covered stockholders have agreed to tender 4,448,900 of the 4,943,219 shares, options and warrants held by them into the Offer. However, the Offer provides other stockholders the same opportunity to tender as is available to the covered stockholders. We have been advised that, other than Mr. Brodsky, none of our directors and officers intend to tender shares pursuant to the Offer. As of February 18, 2004, the closing price of our common stock was $28.43 per share, which exceeds the purchase price by $17.43 per share.

        We may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchase may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits us and our affiliates from purchasing any shares of common stock, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by us will depend on many factors, including the results of the Offer, the market price of our shares, our business and financial position and general economic and market conditions.

        Shares we acquire pursuant to the Offer will become treasury stock and will be available for us to issue without further stockholder action (except as required by our certificate of incorporation, applicable law or the rules of the NASD or any self regulatory organization of a securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans to issue the shares purchased pursuant to the Offer.

        Plans, Proposals or Negotiations.    Except as disclosed in this Offer to Purchase or as set forth in our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on February 19, 2004, we currently have no plans, proposals or negotiations under way that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or of any of our subsidiaries;

  •
  any material change in our dividend rate or policy, or our indebtedness or capitalization;

  •
  any change in our present board of directors or our management, including, but not limited to, any plans or proposals to change the number or the term of our directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer (although the holders of series A convertible preferred stock may in their discretion, at any time, remove and replace one or more of the six directors that they have the right to designate);

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities being delisted from a national securities exchange or cease to be quoted in an automated quotations system operated by a national securities association;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  a subsequent acquisition by any person of our securities, or the disposition of our securities; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Accounting Treatment of the Contemplated Transactions. A description of the accounting treatment with respect to the Contemplated Transactions is provided under the heading "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 37.

SECTION 3
PROCEDURES FOR TENDERING SHARES

        Proper Tender of Shares.    In order for your shares to be tendered properly into the Offer:

  (a)
  the certificates for the shares (or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal, must be received prior to 9:00 a.m., New York City time, on the Expiration Date by the Depositary at 17 Battery Place, New York, New York 10004; or

  (b)
  you must comply with the guaranteed delivery procedure set forth below.

        In all cases, shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (or, in the case of book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), is received by the Depository.

        If you hold your shares through a broker or a bank, you are urged to consult with your broker or bank to determine whether transaction costs may apply if you tender through them and not directly to the Depositary.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required if:

  (a)
  the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in the system maintained by The Depository Trust Company ("DTC") whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  (b)
  shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        In all other cases, all signatures in the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signatures on the certificate or stock power guaranteed by an Eligible Institution.

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at DTC as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

        Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

        The method of delivery of all documents, including certificates for shares, letters of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

        Book-Entry Delivery.    The Depositary will establish an account at DTC with respect to the shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing the facility to transfer shares into the Depositary's account in accordance with DTC's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either:

  (a)
  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must be transmitted to and received by the Depositary at 17 Battery Place, New York, New York 10004 prior to the Expiration Date; or

  (b)
  the guaranteed delivery procedure described below must be followed.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the confirmation that states that DTC has received an express acknowledgement from the DTC participant tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against the participant.

        DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Guaranteed Delivery.    If a stockholder desires to tender shares of common stock pursuant to the Offer and the stockholder's share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  (a)
  the tender is made by or through an Eligible Institution;

  (b)
  the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution; and

  (c)
  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message, or other documents required by the Letter of Transmittal, are received by the Depositary within three trading days on the Nasdaq National Market after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Stock Option Plans.    Holders of options who wish to participate in the Offer may exercise their options and purchase shares of common stock and then tender the shares pursuant to the Offer, provided that any exercise of an option and tender of shares is in accordance with the terms of the 1999 Stock Option Plan and the options. An exercise of an option cannot be revoked even if the shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We are not offering, as part of the Offer, to purchase any of the options outstanding under our 1999 Stock Option Plan and tenders of those options will not be accepted.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares of common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares of common stock that we determine are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of common stock. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. No one, including us, the Depositary or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

        Your Representation and Warranty; Our Acceptance Constitutes an Agreement.    Your tender of shares of common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that (a) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by law (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Our acceptance for payment of your shares of common stock tendered by you pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part of their shares have been lost, stolen, misplaced or destroyed should promptly contact the Depositary at (800) 509-5586 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. The Depositary may require you to post a bond to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        Return of Unpurchased Shares.    If any tendered shares are not purchased or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        Federal Backup Withholding Tax.    Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service ("IRS"). Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit the appropriate IRS Form W-8 signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the Depositary. See Instructions 12 and 13 of the Letter of Transmittal.

        To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased in the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal or, if such stockholder is a non-U.S. Holder (as defined in Section 13) the appropriate IRS Form W-8.

        See Section 13 for a discussion of United States federal income tax consequences to tendering stockholders that are U.S. Holders (as that term is described in Section 13).

        Federal Income Tax Withholding for Foreign Stockholders.    Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is a Non-U.S. Holder (as defined in Section 14). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or IRS Form W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid in the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gains treatment described in Section 14 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

        Foreign stockholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 12 and 13 of the Letter of Transmittal.

SECTION 4
WITHDRAWAL RIGHTS

        You may only withdraw your tendered shares in accordance with the provisions of this Section 4.

        You may withdraw your tendered shares at any time before 9:00 a.m., New York City time, on March 19, 2004. If the Offer is extended by us beyond that time, you may withdraw your tendered shares at any time until the expiration of the Offer. In addition, unless we accept your tendered shares for payment before 9:00 a.m., New York City time, on March 19, 2004, you may withdraw your tendered shares at any time after February 19, 2004.

        For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at 17 Battery Place, New York, New York 10004. Any notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered the shares), the number of shares tendered and the number of shares to be withdrawn. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). If shares of common stock have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and otherwise comply with the procedures of DTC. No one, including us, the Depositary or any other person, will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.

        Withdrawals may not be rescinded and any shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn shares are properly retendered prior to the Expiration Date by again following one of the procedures for tendering shares described in Section 3.

        If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) shares of common stock properly tendered and not validly withdrawn prior to the Expiration Date. We will pay $11.00 in cash, without interest, for each share we purchase pursuant to the Offer. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) shares of common stock that are tendered and not validly withdrawn (subject to the proration provision of the Offer) only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        We will pay for the shares purchased pursuant to the Offer by depositing the aggregate purchase price of the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five to ten business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned (or, in the case of shares tendered by book-entry transfer, the shares will be credited to the account maintained with DTC by the participant therein who delivered the shares) to the tendering stockholder at our expense as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the purchase price be paid by us, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

        If you or your designated payee fail to complete fully, sign and return to the Depositary the IRS substitute Form W-9 included with the Letter of Transmittal or, if you are a non-U.S. Holder (as defined in Section 13) and fail to complete, sign and return to the Depositary the appropriate IRS Form W-8, you may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to you or your designated payee pursuant to the Offer. Also see Section 13 regarding federal income tax consequences for U.S. Holders (as such term is defined in Section 13).

SECTION 6
CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer and subject to our obligations to New Mountain Partners under the purchase agreement, we will not be required to accept for payment, purchase or pay for any shares of common stock tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of common stock tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 19, 2004 and prior to the time of payment for any of the shares (whether any shares of common stock have previously been accepted for payment pursuant to the Offer) any of the following events occur:

  •
  a minimum of 4,448,900 shares of common stock have not been validly tendered and not withdrawn prior to the expiration Offer;

  •
  there has been a pending or overtly threatened action by a governmental authority or any other party against us or any of our directors or New Mountain Partners that is reasonably likely to (x) restrain or prohibit the closing of the Contemplated Transactions or (y) result in damages that alone or together with costs and expenses of defending such action are material in relation to us and our subsidiaries, taken as a whole;

  •
  a law, order, decree rule or injunction has been enacted, entered, promulgated or enforced by a governmental authority prohibiting or making illegal the Contemplated Transactions;

  •
  we have not received the approval of the series A preferred stock issuance and the amendments to our certificate of incorporation by our stockholders;

  •
  we have not received all consents, approvals, orders, licenses and other actions necessary to be obtained from (a) governmental authorities in order to consummate the Contemplated Transactions and for us to operate our business as currently conducted and as currently contemplated to be conducted following the consummation of the Contemplated Transactions or (b) from parties other than governmental authorities in order to consummate the Contemplated Transactions, the failure of which to obtain, individually or in the aggregate, will reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, or applicable waiting periods (and any extensions thereof) have not been terminated or have not expired;

  •
  there has occurred an event or development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole;

  •
  we have not obtained approval for listing the shares of common stock into which the series A convertible preferred stock is convertible from Nasdaq;

  •
  James J. Bigl, our president and chief executive officer, ceases to be an active employee, or his employment agreement with us is no longer in full force and effect prior to the Expiration Date;

  •
  New Mountain Partners' representations and warranties under the purchase agreement are not true prior to the Expiration Date in all material respects or New Mountain Partners has failed to comply with its covenants in all material respects;

  •
  an opinion, relating to, among other things, the authorization of the issuance of the series A preferred stock and the enforceability of the purchase agreement and the other agreements contemplated by the purchase agreement has not been delivered by our counsel;

  •
  more than one of our material customer contracts is not in full force and effect;

  •
  we have not entered into the registration rights agreement and the management rights letter;

  •
  the amendment to our certificate of incorporation and the certificate of designations have not been filed with and accepted for recording by the Secretary of the State of Delaware;

  •
  we have not adopted the amended bylaws;

  •
  our board of directors will not have been reconstituted as described under the section captioned "Purpose of the Offer; Certain Effects of the Offer—Section 2, Composition of Our Board of Directors Following the Contemplated Transactions"; or

  •
  the purchase agreement has been terminated in accordance with its terms or the issuance or sale of the series A convertible preferred stock has not been completed.

        The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the time we accept shares for payment. We may waive them, in whole or in part, at any time and from time to time prior to the time we accept shares for payment, in our discretion, whether or not we waive any other condition to the Offer; provided, that any such waiver does not constitute a waiver of that condition as a condition to New Mountain Partners' obligation to close under the purchase agreement; provided further, that under the purchase agreement, we may not waive the requirement that at least 4,448,900 shares have been tendered. Our failure at any time to exercise any of these rights will not be deemed a waiver of any of these rights.

The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. The covered stockholders have the right to terminate the support agreement without any liability to any other party if there is an amendment or waiver of the purchase agreement under certain circumstances, as described under the section captioned "Purpose of the Offer; Certain Effects of the Offer—Section 2, Terms of the Support Agreement" on page 20. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons. Any other change in the conditions may be made only with the prior written approval of New Mountain Partners. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), filings were made with the U.S. Department of Justice and the Federal Trade Commission on December 31, 2003 and early termination of the waiting period was received on January 12, 2004.

SECTION 7
PRICE RANGE OF OUR SHARES; DIVIDENDS

        Our common stock is quoted on the Nasdaq National Market under the symbol "NMHC." On February 6, 2004, we had 7,965,327 shares of common stock issued and outstanding. The following table sets forth, for the periods indicated, the high and low reported sale prices per share for our common stock as reported on the Nasdaq National Market, which prices are believed to represent actual transactions.

	High	Low
Fiscal Year Ended June 30, 2004
Quarter Ended March 31, 2004 (through February 18, 2004)	$30.30	$17.35
Quarter Ended December 31, 2003	$26.00	$8.00
Quarter Ended September 30, 2003	$14.00	$8.96
Fiscal Year Ended June 30, 2003
Quarter Ended June 30, 2003	$11.84	$8.00
Quarter Ended March 31, 2003	$9.65	$8.00
Quarter Ended December 31, 2002	$9.75	$6.58
Quarter Ended September 30, 2002	$10.80	$6.40
Fiscal Year Ended June 30, 2002
Quarter Ended June 30, 2002	$12.90	$7.90
Quarter Ended March 31, 2002	$15.61	$9.10
Quarter Ended December 31, 2001	$10.40	$2.65
Quarter Ended September 30, 2001	$4.82	$1.45

        On October 30, 2003, the last full trading day before the public announcement of the execution of the purchase agreement with New Mountain Partners, the last reported sale price of our common stock, as reported on the Nasdaq National Market was $13.75 per share. On February 18, 2004, the last full trading day before commencement of the Offer, the last reported sales price of our common stock, as reported on the Nasdaq National Market was $28.43 per share. You are urged to obtain current market quotations for our common stock.

        The number of stockholders of record of our common stock on February 6, 2004 was approximately 43. We have not paid, and we do not anticipate paying in the foreseeable future cash dividends on our common stock.

SECTION 8
SOURCE AND AMOUNT OF FUNDS

        Assuming we purchase 4,545,455 shares of common stock pursuant to the Offer at a purchase price of $11.00 per share, the aggregate purchase price paid by us in the Offer for these shares will be

$50,000,005. We expect to fund the purchase of shares pursuant to the Offer and the payment of related fees and expenses from a portion of the proceeds of the issuance of 6,956,522 shares of our series A convertible preferred stock to New Mountain Partners for an aggregate purchase price of $80,000,003. We expect that our fees and expenses for the Offer will be approximately $1,833,000. In the event the issuance and sale of the series A convertible preferred stock is not consummated so that this amount is not available to us, we will terminate the Offer.

        The Offer is not subject to our receipt of any additional financing.

SECTION 9
CERTAIN INFORMATION CONCERNING US

        We are an independent company, incorporated in New York in 1981 and reincorporated in Delaware in February of 2002, that provides comprehensive pharmacy benefit management services under the name NMHCRX. In addition, we operate a health information company through our wholly owned subsidiary, Integrail, Inc., a mail service pharmacy through our wholly owned subsidiary, NMHCRX Mail Order, Inc., effective July 1, 2003, and a specialty pharmacy through our wholly owned subsidiary, Ascend Specialty Pharmacy Services, Inc., effective July 31, 2003. Our executive offices are in Port Washington, New York. Our mission is to improve our clients' members' health through the timely delivery of effective pharmaceutical care and health information management systems.

        Our principal executive office is located at 26 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 626-0007.

CERTAIN FINANCIAL INFORMATION

        The following is selected summary historical consolidated financial information with respect to us and our subsidiaries. The historical financial information has been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and from our quarterly report on Form 10-Q for the six months ended December 31, 2003. The information presented below should be read in conjunction with our consolidated financial statements and the notes thereto.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
SELECTED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Year Ended June 30,		Six Months Ended December 31,
	2002	2003	2003
INCOME STATEMENT DATA
Revenues	$459,832	$573,266	$314,725
Cost of claims	424,733	525,472	285,533

Gross profit	35,099	47,794	29,192
Selling, general and administrative expenses	27,230	35,974	22,369

Operating income	7,869	11,820	6,823
Other income (expense)	(502)	(804)	(262)

Income before provision for income taxes	7,367	11,016	6,561
Provision for income taxes	2,900	4,602	2,696

Net income	$4,467	$6,414	$3,865

Earnings per common share:
Basic	$0.62	$0.85	$0.50
Diluted	$0.56	$0.80	$0.45
Weighted average number of shares outstanding:
Basic	7,213	7,590	7,703
Diluted	7,909	8,036	8,681
BALANCE SHEET DATA
Cash and cash equivalents	$1,768	$5,222	$7,019
Working capital (deficit)	(42,653)	(32,567)	(31,461)
Total assets	149,895	156,740	171,353
Long term debt including current portion	24,065	17,511	11,554
Total stockholders' equity	$21,277	$28,426	$33,861
SUPPLEMENTAL DATA
Retail pharmacy claims processed	14,371	17,330	9,340
Mail pharmacy claims processed	767	902	495
Estimated plan participants (at period end)	2,500	2,500	2,500
Ratio of earnings to fixed charges	5.09	6.53	7.92
Book value per share	—	—	$4.28

        See "Available Information" on page 42 in this Section 9 of the Offer to Purchase on how you can obtain copies of our SEC reports that contain the audited consolidated financial statements (including the accompanying notes) which we have summarized above.

Certain Financial Projections

        Projections.    We make public limited information as to our anticipated future performance and earnings. In connection with the Contemplated Transactions, we furnished to Southwest Securities, financial advisor to the special committee of our board of directors, certain projected financial data, including the following projected financial data concerning the fiscal year ending June 30, 2004:

Consolidated Statement of Operations
For the Fiscal Year Ending June 30, 2004
Amounts in thousands
(Estimated)

June 30, 2004
Revenue	$617,234
Gross profit	$66,295
Selling, general and administrative expenses	$48,477
Operating income	$17,818
Net income	$9,859

        Important Information About the Projections.    The projections set forth above were not prepared with a view toward public disclosure, and they are included in this Offer to Purchase only because this information was provided to Southwest Securities, in connection with the preparation of its opinion, dated October 31, 2003 (the "Southwest Securities Opinion") to the special committee of our board of directors in connection with the Contemplated Transactions. The projections were prepared by our management in June 2003 based on management's expectations of operating and market conditions in existence at the time the projections were prepared. The projections have not been updated to reflect our actual results of operations through December 31, 2003, the effect of the Contemplated Transactions, the timing of customer starting dates, the actual timing of the commencement of our mail order operations, the availability and timing of any potential acquisitions, changes in operating costs and other subsequent developments.

        The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles. Our independent auditors have not compiled, examined or performed any procedures with respect to the projections, and our independent auditors have not expressed any opinion or given any form of assurance on such information or its achievability. The projections are included in this Offer to Purchase to give our stockholders access to information that was not publicly available, but that we provided to Southwest Securities in connection with their preparation of the Southwest Securities Opinion.

        The projections are not guarantees of performance. The projections are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by our management with respect to industry and financial conditions and other matters, as well as general economic conditions, many of which are beyond our control. In addition, the projections do not take into account any of the charges and expenses associated with the Contemplated Transactions, or any other potential transactions. Accordingly, results can vary materially from the projections. Except as required by applicable securities laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma financial information reflects financial information with respect to us as if the Contemplated Transactions had occurred on July 1, 2002 for consolidated income statement purposes and December 31, 2003 for consolidated balance sheet purposes.

        The unaudited pro forma condensed consolidated financial information reflects the balance sheet effect of the Contemplated Transactions, although the following material nonrecurring items which result directly from the Contemplated Transactions and that impact the condensed consolidated statements of income and net income available to holders of our common stock have not been reflected in the pro forma condensed consolidated statements of income:

  •
  a non-cash charge to net income available to holders of our common stock for a beneficial conversion feature related to the series A convertible preferred stock, which is convertible into our common stock at $11.50 per share. The beneficial conversion feature will be measured based on the difference between the fair market value of our common stock on the date of the closing of the Contemplated Transactions and the effective conversion price of $11.29 per share (after deducting the closing payment of $1,450,000 payable to New Mountain Partners) multiplied by the number of shares of common stock (6,956,522) into which the series A convertible preferred stock is convertible. The maximum amount of such charge is capped at $80,000,003 which is the amount that New Mountain Partners is investing in us. The capped amount will be charged if the fair market value of our common stock on the date of the closing of the Contemplated Transactions is equal to or greater than $22.79 per share. Assuming a fair market value of $28.43, which represents the closing price of our common stock on February 18, 2004, the beneficial conversion feature would result in a charge, recorded in the same manner as a dividend on the series A preferred stock, against net income available to holders of our common stock of $80,000,003. The charge will decrease by approximately $6,957,000 for each $1.00 decrease in the price of our common stock below $22.79;

  •
  the change of control severance payments and the bonuses due under certain of our employment agreements of approximately $1,565,000, as well as our indemnities to Mr. Brodsky and Mr. Bigl for any "golden parachute" taxes and any taxes due by Mr. Brodsky in connection with the non-competition covenant in his employment agreement; and

  •
  certain stock options granted to two directors, which will vest upon their anticipated resignation from our board of directors. This non-cash compensation charge will be measured based on the options' intrinsic value, which would be the difference between the fair market value of our common stock on the date of vesting and the exercise price of $8.61 per share multiplied by the number of unvested options (22,000). Using an estimated fair market value of $28.43 which represents the closing price of our common stock on February 18, 2004, this will result in a charge against net income of approximately $257,000. The charge to net income will increase or decrease by approximately $13,000 for each $1.00 increase or decrease in the price of our common stock.

        The unaudited pro forma condensed consolidated financial information is not necessarily indicative of our financial position or the results of operations that actually would have occurred if the Contemplated Transactions and other transactions described above had occurred on the dates indicated or for any future period or date. The unaudited pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and the notes incorporated herein by reference.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2003
(in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS
Cash	$7,019	$75,383	(1)	$29,765
		(51,833)	(2)
		(804)	(3)
Restricted cash	2,088			2,088
Accounts receivable, net	65,727			65,727
Rebates receivable	20,508			20,508
Inventory	1,814			1,814
Due from affiliates	274			274
Deferred tax asset	2,065			2,065
Other current assets	1,983			1,983

Total current assets	101,478	22,746		124,224

Property and equipment, net	9,683			9,683
Intangible assets, net	2,438			2,438
Goodwill	57,385			57,385
Other assets	369			369

Total Assets	$171,353	$22,746		$194,099

LIABILITIES
Accounts payable and accrued expenses	$121,523	$761	(3)	$122,284
Revolving credit facility and loans payable-current	8,778			8,778
Current portion of capital lease obligations	468			468
Income taxes payable	2,015	(642	) (3)	1,194
		(179	) (5)
Other current liabilities	155			155

Total current liabilities	132,939	(60)		132,879
Capital lease obligations, less current portion	101			101
Long term loans payable and other liabilities	2,207			2,207
Deferred tax liability	2,245			2,245

Total liabilities	$137,492	$(60)		$137,432
Preferred stock—$.10 par value; authorized 10,000,000 shares, 6,956,522 outstanding		75,383	(1)	75,383
COMMON STOCKHOLDERS' EQUITY (deficiency)
Common stock—$.001 par value; authorized 25,000,000 shares; shares issued, 8,099,997 (historical), 3,605,704 (pro forma as adjusted), shares outstanding; 7,908,997 (historical), 3,414,704 (pro forma as adjusted)	8	0		8
Additional paid-in-capital	16,597			97,033
		80,000	(4)
		436	(5)
Retained earnings	18,000	(923	) (3)	(63,180)
		(80,000	) (4)
		(257	) (5)
Treasury stock at cost, 191,000 shares and 4,736,455 shares pro forma as adjusted	(744)	(51,833	) (2)	(52,577)

Common stockholders' equity (deficiency)	33,861	(52,577)		(18,716)

Total liabilities and stockholders' equity	$171,353	$22,746		$194,099

See accompanying notes which are an integral part of these Unaudited Pro Forma
Condensed Consolidated Financial Statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Six Months Ended December 31, 2003 (6)

(in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$314,725			$314,725
Cost of claims	285,533			285,533

Gross profit	29,192			29,192
Selling, general and administrative expenses	22,369			22,369

Operating income	6,823			6,823

Other income (expense):
Interest expense	(405)			(405)
Interest income	62			62
Other income, net	81			81

	(262)			(262)

Income before provisions for income taxes	6,561			6,561
Provision for income taxes	2,696			2,696

Net income	3,865			3,865
Preferred stock cash dividend	—	2,800	(7)	2,800
Accretion of transaction expenses	—	231	(8)	231

Net income available to common stockholders before non-recurring charges or credits directly attributable to the Contemplated Transactions	$3,865	($3,031)		$834

Earnings per common share:
Basic	$0.50			$0.24

Diluted	$0.45			$0.19

Weighted-average number of common shares outstanding:
Basic	7,703			3,416

Diluted	8,681			4,351 (9)

See accompanying notes which are an integral part of these Unaudited Pro Forma
Condensed Consolidated Financial Statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Year Ended June 30, 2003 (6)

(in thousands, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$573,266			$573,266
Cost of claims	525,472			525,472

Gross profit	47,794			47,794
Selling, general and administrative expenses	35,974			35,974

Operating income	11,820			11,820

Other income (expense):
Interest expense	(1,209)			(1,209)
Interest income	252			252
Other income, net	153			153

	(804)			(804)

Income before provision for income taxes	11,016			11,016
Provision for income taxes	4,602			4,602

Net income	6,414			6,414
Preferred stock cash dividend	—	5,600	(10)	5,600
Accretion of transaction expenses	—	462	(8)	462

Net income available to common stockholders before non-recurring charges or credits directly attributable to the Contemplated Transactions	$6,414	$(6,062)		$352

Earnings per common share:
Basic	$0.85			$0.12

Diluted	$0.80			$0.10

Weighted-average number of common shares outstanding:
Basic	7,590			3,045

Diluted	8,036			3,491 (9)

See accompanying notes which are an integral part of these Unaudited Pro Forma
Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(1)
Reflects New Mountain Partners' initial investment in connection with the purchase of 6,956,522 shares of series A preferred stock, less estimated offering costs of $4,617.

(2)
Reflects the cash paid to repurchase 4,545,455 shares of our common stock at $11.00 per share in connection with the tender offer, including estimated tender offer expenses of $1,833.

(3)
Includes the accrual ($761) and payment ($804) of change in control bonuses and severance payments of $1,565 and related tax benefit of $642.

(4)
Reflect the maximum non-cash charge for the beneficial conversion feature of $80,000,003, which is used because the estimated fair market value of our common stock is based on the closing common stock price on February 18, 2004 of $28.43, which is above the fair market value of $22.79 at which the charge is capped. Reflects the difference between $22.79 and the effective conversion price of $11.29 multiplied by 6,956,522, the common share equivalents of New Mountain Partners' investment.

(5)
Reflects the $436, and related tax benefit of $179, non-cash compensation resulting from the acceleration of vesting of directors, options, upon the directors' resignation (calculated as follows: estimated using the closing price of our common stock on February 18, 2004 of $28.43 versus the exercise price of the options of $8.61 multiplied by the 22,000 options which would accelerate and assuming a tax rate of 41% for us).

(6)
The unaudited pro forma condensed consolidated statement of income assumes that the investment by New Mountain Partners and adjustments related thereto occurred on July 1, 2002.

(7)
Reflects the accrual of 7% dividends for the six months ended December 31, 2003.

(8)
Reflects the accretion of the preferred stock from its initial carrying value, after deductions for offering costs estimated at $4,617, to the redemption value over the 10 year period until the preferred stock is redeemable at the option of the holder.

(9)
Common stock equivalents assuming the conversion of the series A convertible preferred stock of 6,956,522 shares are excluded from diluted earnings per share as they are anti-dilutive.

(10)
Reflects the accrual of 7% dividends for the full fiscal year.

Available Information.

        We are subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in our proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC a Proxy Statement on Schedule 14A, which includes additional information with respect to the Offer and the Contemplated Transactions.

        We have filed with the SEC a Schedule TO, of which this Offer to Purchase is a part. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents, which are incorporated by reference, contain important information about us. We are incorporating by reference into the Offer to Purchase the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

  •
  Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003.

  •
  Amendment No. 2 to Annual Report on Form 10-K/A for the fiscal year ended June 30, 2003.

  •
  Definitive Proxy Statement on Schedule 14A, dated February 19, 2004, for the Annual Meeting of Stockholders.

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

  •
  Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2003.

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

  •
  Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2003.

  •
  Current Reports on Form 8-K, dated October 2, 2003, October 31, 2003, November 17, 2003 and February 2, 2004.

        We will file an amendment to the Schedule TO to incorporate by reference into the Offer to Purchase all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Offer.

        You may read and copy the reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        Such materials related to us also may be obtained from us, upon the oral or written request of any stockholder, at National Medical Health Card Systems, Inc., Attention: Investor Relations, 26 Harbor Park Drive, Port Washington, New York 11050 (telephone no. (516) 626-0007), or from our web site, www.nmhc.com.

SECTION 10
INFORMATION ABOUT OUR SHARES; INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SHARES

        Shares Outstanding.    As of February 6, 2004 we had issued and outstanding 7,965,327 shares of common stock. The 4,545,455 shares of common stock that we are offering to purchase pursuant to the Offer represent approximately 57% of our issued and outstanding shares. As of February 6, 2004, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 4,155,548 shares of our common stock, representing more than approximately 49.3% of the outstanding shares. These 4,155,548 shares of common stock include 485,321 shares of common stock subject to outstanding options and warrants which are exercisable within 60 days of February 6, 2004.

        Interests of Directors and Officers.    Mr. Brodsky, the chairman of our board of directors, and certain stockholders related to Mr. Brodsky have agreed, pursuant to the support agreement, to tender 4,448,900 shares of our common stock that they hold into the Offer. Upon the closing of the Contemplated Transactions, options held by Mr. Brodsky covering 100,000 shares of our common stock will accelerate and be exercisable by Mr. Brodsky. The weighted average exercise price of all of Mr. Brodsky's stock options is $1.84. If Mr. Brodsky exercised all of his stock options and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price on February 18, 2004, he would realize a gross profit of approximately $7,977,000. Mr. Brodsky would also be entitled to a severance payment from us of $857,500 upon his resignation as chairman of our board of directors upon the closing of the Contemplated Transactions. However, in connection with the Contemplated Transactions, Mr. Brodsky has agreed to amend his employment agreement to reduce his severance payment to $357,500 and to defer our obligation to pay him that amount until the later of July 1, 2004 and the closing date of the Contemplated Transactions. This amendment would cease to be effective if the closing of the Contemplated Transactions does not occur by July 1, 2004. In addition, we have agreed to indemnify and hold Mr. Brodsky harmless from any "golden parachute" taxes (and any additional federal, state and local taxes incurred by Mr. Brodsky as a result of such indemnification) that he may incur as a result of any payments to Mr. Brodsky from us (including his severance payment and the accelerated vesting of his stock options).

        We agreed with Mr. Brodsky that the non-competition covenant in the support agreement would be effective in lieu of the non-competition covenant contained in Mr. Brodsky's existing employment agreement with us, and the non-competition covenant contained in the existing employment agreement will have no force and effect after the closing of the Contemplated Transactions. The principal difference between the non-competition covenants in Mr. Brodsky's employment agreement and the support agreement is that the non-competition covenant in Mr. Brodsky's employment agreement prohibits Mr. Brodsky from engaging in any competitive activity for one year after termination of Mr. Brodsky's employment with us, whereas the non-competition covenant in the support agreement prohibits competitive activity for two years from Mr. Brodsky's last date of employment or, if later, the last day of service as one of our directors. The support agreement also contains a provision prohibiting Mr. Brodsky from soliciting our employees and certain former employees during the same period applicable to the non-competition covenant. In connection with such agreements with Mr. Brodsky, we agreed to indemnify Mr. Brodsky for any net additional federal, state and local tax liability incurred by Mr. Brodsky (including any interest and penalties attributable thereto) resulting from any portion of the Offer consideration being allocated to the non-competition covenant contained in the support agreement for income tax purposes (and hence subject to tax at rates applicable to ordinary income rather than long-term capital gain) and from the receipt of any indemnity payment, with the amount of any such additional tax liability to be determined only after giving effect to the benefit to Mr. Brodsky of any reduced gain or increased loss available to Mr. Brodsky with respect to the sale of common stock resulting from such allocation.

        Mr. Bigl, our president and chief executive officer, is entitled to receive a transaction bonus in the amount of $500,000 under his employment agreement at the closing of the Contemplated Transactions. Mr. Bigl has agreed to use 50% of his transaction bonus to purchase shares of our common stock after the closing of the Contemplated Transactions, in the open market or the private market at his option; however, these shares will not be purchased directly from us. Mr. Bigl has not determined the manner or the price at which he will purchase these shares. In addition, in connection with the Contemplated Transactions, Mr. Bigl's employment agreement has been amended to provide that upon a termination of his employment with us for any reason prior to the eighteen-month anniversary of the date of the closing of the Contemplated Transactions, in addition to any other severance payments that he is otherwise entitled to, Mr. Bigl will become entitled to a lump-sum payment equal to $624,000; provided, however, that if such termination is either by us without cause or by Mr. Bigl for good reason, the lump sum payment will be increased to $874,000.

        Upon the closing of the Contemplated Transactions, options granted to Mr. Bigl covering 473,665 shares of common stock will accelerate and become fully vested. Mr. Bigl however, has agreed that with respect to these and other vested options covering 505,804 shares of common stock, he will not exercise (1) options covering more than 93,330 shares before April 30, 2004, (2) options covering more than an additional 34,000 shares before June 12, 2004, (3) options covering more than an additional 133,334 shares before June 12, 2005, and (4) options covering more than an additional 133,333 shares before June 12, 2006. After June 12, 2006, options covering all of the 505,804 shares will be fully exercisable; provided, that, all of these options will become exercisable upon either (x) a change in control of us following the closing of the Contemplated Transactions or (y) a termination of Mr. Bigl's employment with us for any reason following the closing of the Contemplated Transactions. The weighted average exercise price of all of Mr. Bigl's stock options is $9.30. If Mr. Bigl exercised all of his stock options and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price on February 18, 2004, he would realize a gross profit of approximately $9,676,031.

        Furthermore, we have agreed to hold Mr. Bigl harmless from any "golden parachute" taxes (and any additional federal, state and local taxes incurred by Mr. Bigl as a result of such indemnification) that he may incur as a result of any payments to Mr. Bigl from us (including his transaction bonus and the accelerated vesting of his stock options).

        Upon the closing of the Contemplated Transactions, options granted to Messrs. Gershen and Baskin and Ms. Hall covering 19,985, 58,331, and 47,330 shares of common stock, respectively, will accelerate and become fully vested and immediately exercisable. Also, upon the closing of the Contemplated Transactions, options granted to Patrick McLaughlin, the president of our pharmacy benefit management division, covering 15,000 shares of common stock will accelerate and become fully vested and immediately exercisable.

        The weighted average exercise price of all of Mr. Gershen's stock options is $6.15. If Mr. Gershen exercised all of his stock options and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price on February 18, 2004, he would realize a gross profit of approximately $1,529,856. The weighted average exercise price of all of Mr. Baskin's stock options is $9.80. If Mr. Baskin exercised all of his stock options and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price on February 18, 2004, he would realize a gross profit of approximately $1,086,707. The weighted average exercise price of all of Ms. Hall's stock options is $9.33. If Ms. Hall exercised all of her stock options and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price on February 18, 2004, she would realize a gross profit of approximately $1,349,702. The weighed average exercise price of Mr. McLaughlin's stock options that will be exercisable by him upon the closing of the Contemplated Transactions is $12.20. If Mr. McLaughlin exercised all of the stock options that will be exercisable by him upon the closing of the Contemplated Transactions and sold all of the shares acquired in such exercise at a per share price of $28.43, the closing price of February 18, 2004, he would realize a gross profit of approximately $919,773.

        Mr. Gershen, our executive vice president of financial services and treasurer, is entitled to receive a total transaction bonus in the amount of $205,000 under his employment agreement payable in two equal installments, the first upon the closing of the Contemplated Transactions and the second on the earlier of (x) the six month anniversary of the closing of the Contemplated Transactions and (y) the effective date of the termination of his employment with us for a reason other than cause (as such term is defined in his employment agreement). Mr. Gerhsen has agreed to use 30% of his aggregate transaction bonus when paid, less any income taxes payable, to purchase additional shares of our common stock during the period beginning on the day after the closing of the Contemplated Transactions and ending on the one-month anniversary date of our next subsequent earnings release, in the open market or the private market at his option; however, these shares will not be purchased directly from us. Mr. Gershen has not determined the manner or the price at which he will purchase these shares.

        Mr. Baskin, our chief marketing officer, is entitled to receive a total transaction bonus in the amount of $190,000 under his employment agreement payable in two equal installments, the first upon the closing of the Contemplated Transactions and the second on the earlier of (x) the six month anniversary of the closing of the Contemplated Transactions and (y) the effective date of the termination of his employment with us for a reason other than cause (as such term is defined in his employment agreement). Mr. Baskin has agreed to use 50% of his aggregate transaction bonus when paid, less any income taxes payable, to purchase additional shares of our common stock during the period beginning on the day after the closing of the Contemplated Transactions and ending on the one-month anniversary date of our next subsequent earnings release, in the open market or the private market at his option; however, these shares will not be purchased directly from us. Mr. Baskin has not determined the manner or the price at which he will purchase these shares.

        Ms. Hall, our chief information officer, is entitled to receive a total transaction bonus in the amount of $190,000 under her employment agreement payable in two equal installments, the first upon the closing of the Contemplated Transactions and the second on the earlier of (x) the six month anniversary of the closing of the Contemplated Transactions and (y) the effective date of the termination of her employment with us for a reason other than cause (as such term is defined in her employment agreement). Ms. Hall has agreed to use 50% of her aggregate transaction bonus when paid, less any income taxes payable, to purchase additional shares of our common stock during the period beginning on the day after the closing of the Contemplated Transactions and ending on the one-month anniversary date of our next subsequent earnings release, in the open market or the private market at her option; however, these shares will not be purchased directly from us. Ms. Hall has not determined the manner or the price at which she will purchase these shares.

        Mr. Bigl, Mr. Gershen, Mr. Baskin and Ms. Hall have each agreed not to sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of the shares ("bonus shares") to be purchased by him or her with bonus proceeds until such time as New Mountain Partners sells to an unrelated third party all or a portion of the series A convertible preferred stock to be acquired by New Mountain Partners pursuant to the purchase agreement or common stock issuable upon conversion of the series A convertible preferred stock. At such time as New Mountain Partners sells its shares to an unrelated third party, Mr. Bigl, Mr. Gershen, Mr. Baskin and Ms. Hall will be entitled to sell or otherwise dispose of a proportionate number of their bonus shares, subject to compliance with applicable securities laws. The restrictions with respect to the transferability of their bonus shares will expire on the termination date of their employment with us.

        Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, the following directors and executive officers effected transactions in our common stock during the 60 days prior to the date hereof:

Name	Date	Description of Transaction
Gerald Angowitz	02/09/04	Sold 10,000 shares at $26.04 per share in an open market transaction

        The following table sets forth certain information, as of February 6, 2004, concerning the persons or entities known to us to be the beneficial owner of more than 5% of the shares of our common stock as well as the number of shares of common stock that our directors and certain executive officers beneficially own, and that our directors and executive officers own as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the business address of each stockholder listed below is c/o National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Owned
Bert E. Brodsky	3,365,374	(2)	41.1%
Gerald Shapiro	294,534		3.7%
James J. Bigl	159,335	(3)	2.0%
Tery Baskin	121,286	(4)	1.5%
David Gershen	60,015	(5)	*
Agnes Hall	41,666	(6)	*
Patrick McLaughlin	62,499	(7)	*
Kenneth J. Daley	24,667	(8)	*
Ronald L. Fish	24,667	(8)	*
Gerald Angowitz	24,667	(8)	*
Paul Konigsberg	14,667	(8)	*
Stuart F. Fleischer	—	(9)	*
All executive officers and directors as a group (12 persons)	4,155,548	(10)	49.3%

*
Less than 1%

(1)
The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options and warrants exercisable within 60 days of February 6, 2004.

(2)
Based on a Schedule 13D filed with the SEC on November 10, 2003. Includes (i) 200,000 shares issuable pursuant to exercisable options, (ii) 30,000 warrants to purchase common stock that are exercisable, (iii) 1,725 shares of common stock beneficially owned by P.W. Capital Corp., of which Mr. Brodsky is President, (iv) 100,000 shares of common stock beneficially owned by the Bert E. Brodsky Revocable Trust, (v) 10,144 shares held by the Irrevocable Trust of Lee Jared Brodsky, (vi) 10,145 shares held by the Irrevocable Trust of David Craig Brodsky, (vii) 10,145 shares held by the Irrevocable Trust of Jeffrey Holden Brodsky; and (viii) 10,145 shares held by the Irrevocable Trust of Jessica Brodsky Miller. Muriel Brodsky, Mr. Brodsky's wife, is the trustee for the trusts described in clauses (iv) through (viii). Does not include (a) 1,477,845 shares beneficially owned by Mr. Brodsky's children as reported in the Schedule 13D filed with the SEC on November 10, 2003 or (b) an aggregate of 100,000 shares of common stock subject to unexercisable options, but such options will become exercisable upon the closing of the Contemplated Transactions. The Schedule 13D provides that the filers may be deemed to constitute a "group" under

  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to the support agreement. The filers disclaim that they are a "group" for any other purpose.

(3)
Includes 32,139 shares of common stock issuable pursuant to exercisable options. Does not include an aggregate of 473,665 shares of common stock subject to unexercisable options. Upon the closing of the Contemplated Transactions, all of these unexercisable options will accelerate and become fully vested and immediately exercisable. Mr. Bigl has agreed that, with respect to those and other options covering 505,804 shares of common stock, he will not exercise (1) options covering more than 93,330 shares before April 30, 2004, (2) options covering more than an additional 34,000 shares before June 12, 2004, (3) options covering more than an additional 133,334 shares before June 12, 2005, and (4) options covering more than an additional 133,333 shares before June 12, 2006. After June 12, 2006, options covering all of the 505,804 shares will be fully exercisable; provided, that, all of these options will become fully exercisable upon either (x) a change in control of us following the closing of the Contemplated Transactions or (y) a termination of Mr. Bigl's employment with us for any reason following the closing of the Contemplated Transactions.

(4)
Does not include an aggregate of 58,331 shares of common stock subject to unexercisable options. All of the unexercisable options will become exercisable upon the closing of the Contemplated Transactions.

(5)
Includes 48,680 shares of common stock issuable pursuant to exercisable options. Does not include an aggregate of 19,985 shares of common stock subject to unexercisable options. All of the unexercisable options will become exercisable upon the closing of the Contemplated Transactions.

(6)
23,335 of these shares are issuable pursuant to exercisable options. Does not include an aggregate of 47,330 shares of common stock subject to unexercisable options. All of the unexercisable options will become exercisable upon the closing of the Contemplated Transactions.

(7)
All of these shares are issuable pursuant to exercisable options. Does not include an aggregate of 98,334 shares of common stock subject to unexercisable options, which includes unexercisable options to purchase 31,250 shares, the exercisability of which is subject to the satisfaction of certain performance targets relating to our Centrus business. As of the current date, it appears, subject to final adjustments, that these performance targets will be achieved. Unexercisable options for 15,000 shares of common stock will become exercisable upon the closing of the Contemplated Transactions.

(8)
All of these share are issuable pursuant to exercisable options. Does not include for each of them 7,333 shares of common stock subject to unexercisable options.

(9)
Does not include 80,000 shares of common stock subject to unexercisable options.

(10)
Includes all of the shares that are included in the table above.

        Transactions and Arrangements Concerning Shares.    Except as set forth in this Offer to Purchase, and except for customary margin accounts maintained at a broker by some directors and officers, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11
EFFECTS OF THE OFFER ON THE MARKET FOR OUR SHARES;
REGISTRATION UNDER THE EXCHANGE ACT

        Our purchase of shares of common stock pursuant to the Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of our stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares of common stock outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NASD, our purchase of shares of common stock pursuant to the Offer will not cause our remaining common stock to be delisted from the Nasdaq National Market.

        Shares of our common stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares of common stock pursuant to the Offer, the shares of common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Shares we acquire pursuant to the Offer will become treasury stock and will be available for us to issue without further stockholder action (except as required by our certificate of incorporation, applicable law or the rules of the NASD or any self regulatory organization of a securities exchange on which the shares are then listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans to issue the shares purchased pursuant to the Offer.

        Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. Our purchase of shares pursuant to the Offer will not result in our shares becoming eligible for deregistration under the Exchange Act.

SECTION 12
CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares of common stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than from Nasdaq and under the HSR Act, that would be required for the acquisition of our shares as contemplated herein. Should any other approval or action be required, we presently contemplate that such approval or other action will be sought. We may delay the acceptance for payment of, or payment for, common stock tendered in the Offer in the event that we are required to obtain other regulatory and/or governmental approvals necessary for the consummation of the Offer. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation in the Offer to accept for payment and pay for shares of common stock is subject to certain conditions. See Section 6.

SECTION 13
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of the material United States federal income tax considerations relevant to U.S. Holders (as defined below) of the sale of shares pursuant to the Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, and existing rulings of the Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below. This discussion does not address any aspects of state, local, or foreign taxation.

        As used in this discussion, a "U.S. Holder" means a stockholder who is, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation created or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to exercise control over all of its substantial decisions, or (ii) if, in general, it has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used in this discussion, a "Non-U.S. Holder" is any stockholder that is not a U.S. Holder.

        This discussion is limited to those U.S. Holders who hold shares of common stock as "capital assets" within the meaning of Section 1221 of the Code. Moreover, this discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to stockholders subject to special treatment under United States federal income tax law (for example, persons who elect to treat dividends on, or gains from a disposition of, stock as investment income for purposes of the limitation on the investment interest deduction, persons who received stock pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other pass-through entities, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who hold stock as part of a straddle, hedging, constructive sale, or conversion transaction, and certain former citizens or former long-term residents of the United States). In addition, except as otherwise specifically noted, this summary does not discuss the United States federal income tax considerations relevant to the covered stockholders or Non-U.S. Holders.

        If a partnership holds shares of common stock, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that holds shares of common stock, and partners in such a partnership, are urged to consult with their own tax advisors regarding such partnership's ownership of the shares.

        You are urged to consult your own tax adviser with respect to the federal, state and local consequences of participating in the Offer, as well as any tax consequences arising under the laws of any other jurisdiction.

        Characterization of the Purchase.    Our purchase of shares in the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold the U.S. Holder's shares or as having received a distribution in respect of stock from us.

        Under Section 302 of the Code, a U.S. Holder whose shares we purchase in the Offer will be treated as having sold the shares, and thus will recognize capital gain or loss if the purchase:

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  results in a "complete termination" of the U.S. Holder's equity interest in us;

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  results in a "substantially disproportionate" redemption with respect to the U.S. Holder; or

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  is "not essentially equivalent to a dividend" with respect to the U.S. Holder.

        Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

        Treatment of the Offer as a Sale or Exchange.    If a U.S. Holder satisfies any of the Section 302 tests explained below, the U.S. Holder will be treated as if the U.S. Holder sold the shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. Holder's adjusted tax basis in the shares surrendered in exchange for such cash. This gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were sold exceeds one year as of the date of our purchase in the Offer. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 15%. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a U.S. Holder in the Offer. A U.S. Holder generally may be able to designate, through the U.S. Holder's broker or on the Letter of Transmittal, which blocks of shares the U.S. Holder wishes to tender into the Offer if less than all of the U.S. Holder's shares are tendered into the Offer, and the order in which the U.S. Holder wishes us to purchase different blocks in the event of proration in the Offer. U.S. Holders should consult their tax advisors and brokers concerning the mechanics and desirability of that designation.

        Treatment of the Offer as a Dividend Distribution.    If a U.S. Holder does not satisfy any of the Section 302 tests explained below, our purchase of a U.S. Holder's shares in the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the amount received by the U.S. Holder with respect to our purchase of the shares in the Offer generally will be treated as a dividend distribution to the U.S. Holder with respect to the U.S. Holder's shares under Section 301 of the Code (taxable at a maximum rate for individual U.S. Holders of 15% if certain holding period and other requirements are met) to the extent of the U.S. Holder's share of our current and accumulated earnings and profits (as described in the Code). To the extent the amount received by a U.S. Holder exceeds the U.S. Holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. Holder's adjusted tax basis in the U.S. Holder's shares with respect to which the distribution is received and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that our purchase of a U.S. Holder's shares in the Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder's adjusted tax basis in the purchased shares will generally be added to any shares retained by the U.S. Holder. Further, to the extent that our purchase of an individual U.S. Holder's shares in the Offer is treated as the receipt by the U.S. Holder of a dividend taxed at the 15% rate described above, any loss on the sale or exchange of the individual Holder's retained shares could be treated as long-term capital loss to the extent of such dividend.

        Constructive Ownership of Stock and Other Issues.    In applying each of the Section 302 tests explained below, U.S. Holders must take into account not only shares that they actually own, but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder generally is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

        We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. Proration may affect whether the surrender by a stockholder of shares pursuant to the Offer will meet any of the Section 302 tests. No assurance can be given that we will purchase a sufficient number of shares from a U.S. Holder in the Offer to ensure that the U.S. Holder receives sale or exchange treatment, rather than dividend treatment, under the rules described below. Further no assurance can be given that a U.S. Holder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

        Due to the factual nature of the Section 302 tests explained below, U.S. Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale treatment in their particular circumstances.

        Section 302 Tests.    One of the following tests, which are briefly summarized, must be satisfied with respect to you in order for our purchase of shares in the Offer to be treated as a sale or exchange for United States federal income tax purposes:

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  Complete Termination Test. Our purchase of a U.S. Holder's shares in the Offer will result in a "complete termination" of the U.S. Holder's equity interest in us if all of the shares that are actually owned by the U.S. Holder are sold and all of the shares that are constructively owned by the U.S. Holder, if any, are sold (or, with respect to shares owned by certain related individuals, the U.S. Holder satisfies special conditions set forth in Section 302(c) of the Code, which, if satisfied, prevent attribution of certain shares to the U.S. Holder). U.S. Holders wishing to satisfy the "complete termination" test should consult their tax advisors regarding the application of the constructive ownership rules referred to above. In addition, U.S. Holders wishing to satisfy the "complete termination" test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

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  Substantially Disproportionate Test. Our purchase of a U.S. Holder's shares in the Offer generally will result in a "substantially disproportionate" redemption with respect to the U.S. Holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the U.S. Holder after the purchase is less than 80% (by vote) of the percentage of the shares actually and constructively owned by the U.S. Holder before the purchase (treating as outstanding all shares purchased in the Offer). In addition, a sale of shares of common stock pursuant to the Offer will not be treated as "substantially disproportionate" unless a U.S. Holder's ownership of common stock after and before the purchase also meets the 80% requirement of the preceding sentence. U.S. Holders should consult their tax advisors as to the application of this test to their particular circumstances.

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  Not Essentially Equivalent to a Dividend Test. Our purchase of a U.S. Holder's shares in the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. Holder's proportionate interest in us (taking into account all shares actually and constructively owned by the U.S. Holder) as a result of the purchase constitutes a "meaningful reduction" of the U.S. Holder's proportionate interest in us given the U.S. Holder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that with respect to a publicly held corporation that has a single class of stock outstanding, even a small reduction in the percentage interest of a stockholder whose relative stock interest is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders should consult their tax advisors as to the application of this test to their particular circumstances.

        In view of the fact that the Offer is an integral part of, and a condition to, the purchase of our series A convertible preferred stock by New Mountain Partners, as well as the fact that the Offer will terminate if such purchase by New Mountain Partners is not completed, the issuance of our series A convertible preferred stock to New Mountain Partners should be taken into account in determining whether any of the tests described above are satisfied. In this regard, it is unclear whether our series A convertible preferred stock would be treated as common stock for purposes of Section 302 of the Code. If our series A convertible preferred stock is so treated, a sale of shares by a U.S. Holder pursuant to the Offer should result in a "substantially disproportionate" redemption with respect to such U.S. Holder. In addition, if our series A convertible preferred stock is not treated as common stock for purposes of Section 302 of the Code, a sale of shares by a U.S. Holder pursuant to the Offer is likely to be treated as "not essentially equivalent to a dividend" with respect to such U.S. Holder, although there is no direct authority dealing with a situation substantially similar to the Contemplated Transactions.

        In addition, contemporaneous dispositions or acquisitions of stock by a stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied.

        Corporate Stockholder Dividend Treatment.    If a corporate U.S. Holder does not satisfy any of the Section 302 tests described above, a corporate U.S. Holder may, to the extent that any amounts received by it in the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. Holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

        Foreign Stockholders.    Generally, the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid in the Offer to a Non-U.S. Holder or his agent, unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a Non-U.S. Holder being subject to reduced withholding or for obtaining a refund of all or a portion of any tax withheld.

        Stockholders Who Do Not Receive Cash in the Offer.    Stockholders whose shares are not purchased in the Offer will not incur any tax liability as a result of the completion of the Offer.

        Backup Withholding.    See Section 3 with respect to the application of United States federal backup withholding tax.

        The discussion above in this Section 13 is included for general information only. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of the constructive ownership rules and state, local and foreign tax laws.

SECTION 14
EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

        Subject to our obligations to New Mountain Partners under the purchase agreement, we expressly reserve the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 occur or are determined by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any shares of common stock by giving oral or written notice of the extension to the Depositary and making a public announcement thereof.

        Subject to our obligations to New Mountain Partners under the purchase agreement, we also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares of common stock not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of common stock upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement thereof. Our reservation of the right to delay payment for shares of common stock that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the

Exchange Act, which requires that we must pay the consideration offered or return the shares of common stock tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law and our obligations to New Mountain Partners under the purchase agreement, we further reserve the right and regardless of whether any of the events set forth in Section 6 occur or are determined by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer).

        Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones New Service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

          (a)   we increase or decrease the price to be paid for shares or we increase or decrease the number of shares being sought in the Offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

          (b)   the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that the notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until the expiration of a period of at least 10 business days.

        Notwithstanding anything to the contrary herein, our rights to extend, terminate or amend the terms of the Offer are subject to our obligations to New Mountain Partners under the purchase agreement.

SECTION 15
FEES AND EXPENSES

        We have retained Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred in forwarding the Offer and related materials to the beneficial owners of shares of common stock held by any person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Depositary for purposes of the Offer.

        We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 7 of the Letter of Transmittal.

SECTION 16
MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If, after such good faith effort, we cannot comply with the law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of common stock residing in such jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES INTO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT AND THAT WHICH WE HAVE REFERRED YOU TO REVIEW. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

February 19, 2004

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TITLE COMPANY

By Registered Mail, Overnight Delivery or Hand: Continental Stock Transfer and Trust Company 17 Battery Place New York, New York 10004	By Facsimile Transmission: (For Eligible Institutions only) (212) 509-5150 Confirm by Telephone: (800) 509-5586 (212) 509-4000

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or by the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth above. To confirm delivery of shares, stockholders are directed to contact the Depositary.

        You may request additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to David Gershen, Executive Vice President of Financial Services and Treasurer, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone: (516) 626-0007).

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NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
IMPORTANT STOCKHOLDER INFORMATION
FORWARD LOOKING STATEMENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SECTION 1 NUMBER OF SHARES; PRORATION
SECTION 2 PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER
SECTION 3 PROCEDURES FOR TENDERING SHARES
SECTION 4 WITHDRAWAL RIGHTS
SECTION 5 ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES
SECTION 6 CERTAIN CONDITIONS OF THE OFFER
SECTION 7 PRICE RANGE OF OUR SHARES; DIVIDENDS
SECTION 8 SOURCE AND AMOUNT OF FUNDS
SECTION 9 CERTAIN INFORMATION CONCERNING US
CERTAIN FINANCIAL INFORMATION
SELECTED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET As of December 31, 2003 (in thousands, except per share amounts)
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME Six Months Ended December 31, 2003 (6) (in thousands, except per share amounts)
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME Year Ended June 30, 2003 (6) (in thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (dollars in thousands, except per share amounts)
SECTION 10 INFORMATION ABOUT OUR SHARES; INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SHARES
SECTION 11 EFFECTS OF THE OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT
SECTION 12 CERTAIN LEGAL MATTERS; REGULATORY APPROVALS
SECTION 13 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
SECTION 14 EXTENSION OF THE OFFER; TERMINATION; AMENDMENT
SECTION 15 FEES AND EXPENSES
SECTION 16 MISCELLANEOUS
The Depositary for the Offer is
CONTINENTAL STOCK TRANSFER & TITLE COMPANY